Exhibit 10.14

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 3, 2018

among

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

as Holdings

DIGITAL MEDIA SOLUTIONS, LLC,

as a Borrower,

EACH OF ITS AFFILIATES PARTY HERETO,

as Borrowers,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

MONROE CAPITAL MANAGEMENT ADVISORS, LLC,

as Administrative Agent and Lead Arranger

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices
ANNEX C	Post-Closing Obligations

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Equity Ownership
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.19	Deposit and Securities Accounts
SCHEDULE 9.21	Intellectual Property
SCHEDULE 9.22	Material Contracts
SCHEDULE 9.25	Loan Party Information
SCHEDULE 9.26	Locations of Collateral
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.9	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion (Section 2.2.3)
EXHIBIT F	Form of Tax Compliance Certificates (Section 7.6.5)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of July 3, 2018 (this “Agreement”) is entered into among Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), DIGITAL MEDIA SOLUTIONS, LLC, a Delaware limited liability company (the “Company”); each of the Affiliates of the Company that are or may from time to time become parties hereto (together with the Company, the “Borrowers”); the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”); and MONROE CAPITAL MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (“Monroe Capital”), as administrative agent for the Lenders.

W4 Holding Company, LLC (“W4”), a Wholly-Owned Subsidiary of the Company and a Delaware limited liability company, will acquire certain assets (the “Target Business”) of W4 LLC, a Delaware limited liability company (“Target”), pursuant to the Purchase Agreement (that acquisition, the “Related Transaction”).

The Company has requested that the Lenders make Loans to provide the funds required to finance a portion of the Related Transaction, to repay the Debt to be Repaid, to pay a one-time dividend to Holdings’ equity holders in an amount of $65,620,922 (the “Closing Date Shareholder Distribution”) and to provide for the ongoing general corporate purposes and working capital needs of Borrowers as further provided in this Agreement, up to an aggregate principal amount of $120,000,000 (as such amount may be increased pursuant to Section 2.1.2(c) by up to $5,000,000) in the form of (a) Revolving Loans to Borrowers from time to time in an aggregate amount not to exceed $5,000,000, (b) Term A Loans to Borrowers on the Closing Date in an aggregate principal amount not to exceed $100,000,000 (as such amount may be increased pursuant to Section 2.1.2(c) by up to $5,000,000), and (c) Delayed Draw Term Loans to Borrowers during the Delayed Draw Term Loan Availability Period in an aggregate principal amount not to exceed $15,000,000, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement.

To secure the Loans and other Obligations, Borrowers and the other Loan Parties are granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and lien upon substantially all of Borrowers’ and the other Loan Parties’ real and personal property.

In consideration of the mutual agreements contained in this Agreement, the parties hereby agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used in this Agreement the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Additional Term A Loan” is defined in Section 2.1.2(a).

“Additional Term A Loan Distribution” is defined in Section 11.4(vi).

“Administrative Agent” means Monroe Capital in its capacity as administrative agent for the Lenders under this Agreement and any successor thereto in that capacity.

“Affected Loan” is defined in Section 8.3.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with that Person, (b) any officer or director of that Person and (c) with respect to any Lender, any entity administered or managed by that Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person will be deemed to be “controlled by” any other Person if that other Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of that Person whether by contract or otherwise. Unless expressly stated otherwise in this Agreement, none of the following Persons will be deemed an Affiliate of any Loan Party: (i) Administrative Agent; (ii) any Lender; or (iii) any Person owned or controlled by Sponsor that is a portfolio company of Sponsor (other than the Loan Parties and their Subsidiaries).

“Affiliated Funds” means, with respect to any Person, a fund that is an Affiliate of that Person, that invests in portfolio companies and that is managed by that Person or by the same management company that manages that Person.

“Agent Fee Letter” means the fee letter dated as of the date of this Agreement between Borrowers and Administrative Agent.

“Agreement” is defined in the introductory clause of this Agreement.

“Allocable Amount” is defined in Section 16.6.

“Approved Fund” means (a) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (b) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as that Lender or by an Affiliate of that investment advisor; and (c) any third party that provides “warehouse financing” to a Person described in clause (a) or (b) (and any Person described in clause (a) or (b) will also be deemed an Approved Fund with respect to any such third party providing warehouse financing).

“Asset Disposition” means the sale, lease, assignment, disposition, or other transfer for value by any Loan Party to any Person of any asset of that Loan Party other than (a) the sale, lease, assignment, disposition, or other transfer for value of any asset which is to be replaced, and is in fact replaced (or for which a binding, written agreement to replace has been entered into with an unaffiliated third party) within 180 days with another asset performing the same or similar function (and, in the case of such a binding, written agreement, such asset shall have actually been replaced within 180 days of the date of such agreement); (b) the sale or lease of inventory in the ordinary course of business; (c) any sale, lease, assignment, disposition, or other transfer for value between or among Borrowers; (d) liquidation of Cash Equivalent Investments into cash in the ordinary course of business, (e) any transaction described in the definition of Extraordinary Receipts, and (f) other sales, leases, assignments, dispositions, or other transfers for value, the Net Proceeds of which do not exceed $500,000 in the aggregate in any Fiscal Year.

“Assignee” is defined in Section 15.6.1.

“Assignment Agreement” is defined in Section 15.6.1.

“Attorney Costs” means, with respect to any Person, all reasonable out-of-pocket invoiced fees and charges of any counsel to that Person and all court costs and similar legal expenses.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreements” means those certain agreements entered into from time to time in connection with any of the Bank Products between any Loan Party and (a) a Lender or its Affiliates or (b) solely in the case of Hedging Obligations, any other Person subject to the Administrative Agent’s consent and execution and delivery of such additional documentation as the Administrative Agent may reasonably request.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or that Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of (a) deposit accounts; (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates; (c) debit cards and credit cards; (d) Hedging Agreements; or (e) so long as prior written notice thereof is provided by the Lender (or its Affiliate) providing that service, facility, or transaction and Administrative Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Loan Party by a Lender or its Affiliates. No Hedging Agreements or Hedging Obligations will be deemed Bank Products or included as Bank Product Obligations without Administrative Agent’s prior written consent.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101 et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means at any time a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, (c) 5.0%, and (d) the LIBOR Rate for interest periods of one month plus 1.0%.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Borrower” is defined in the introductory clause of this Agreement.

“Borrower Representative” means the Company or any other Person appointed as “Borrower Representative” under and in accordance with Section 17.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Illinois and, in the case of a Business Day that relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

“Business Interruption Proceeds” means cash proceeds received by any Loan Party pursuant to business interruption policies of insurance.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Holdings and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding any such expenditures made in connection with the replacement, substitution, or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with assets traded or exchanged for that replacement, substitution, or restoration of assets, or (iv) with Net Cash Proceeds from a sale, lease, assignment, disposition, or other transfer for value of the type specifically described in clause (a) of the definition of “Asset Disposition.”

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by that Person that, in conformity with GAAP, is accounted for as a capital lease or financing lease on the balance sheet of that Person.

“Cash Collateralize” means, with respect to any inchoate, contingent, or other Obligations, the delivery of cash to Administrative Agent, as security for the payment of the applicable Obligations, in an amount equal to the Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to those Obligations. “Cash Collateral” has a correlative meaning.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after that time, issued or guaranteed by the United States Government or any agency thereof; (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc.; (c) any certificate of deposit, time deposit, or banker’s acceptance, maturing not more than one year after that time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000); (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time that repurchase agreement is entered into of not less than 100% of the repurchase obligation of that Lender (or other commercial banking institution) thereunder; (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements; and (f) other short-term liquid investments approved in writing by Administrative Agent.

“Change in Law” means the adoption or phase-in of, or any change in, in each case after the date of this Agreement, any applicable law, rule, or regulation, or any change in the interpretation or administration of any applicable law, rule, or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, will, in each case, be deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events: (a) Permitted Holders cease to (i) own and control, directly or indirectly, at least 50.01% of the outstanding Equity Interests of Holdings or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings; (b) except to the extent a merger or consolidation transaction is expressly permitted by Section 11.4 or a liquidation or dissolution of a domestic Wholly-Owned Subsidiary of a Borrower is expressly permitted by Section 11.4, Holdings ceases to, directly or indirectly, own and control 100% of each class of the outstanding Equity Interests of each Subsidiary of Holdings; or (c) neither Joseph Marinucci nor Fernando Borghese continues to be employed by the Company in his current capacity and involved in the day-to-day senior management of the company, other than any such event caused by the death or disability of either such Person.

“Closing Date” is defined in Section 12.1.

“Closing Date Shareholder Distribution” is defined in the recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means “Collateral” (as defined in the Guaranty and Collateral Agreement) and any and all other property now or hereafter securing Obligations.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral or books or records are stored or otherwise located, or a warehouseman, processor, or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of Administrative Agent, waives or subordinates any Liens held by that Person on that property, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to and use of the applicable real property following the occurrence and during the continuance of an Event of Default to assemble, complete, and sell any Collateral stored or otherwise located on that real property.

“Collateral and Diligence Questionnaire” means a collateral and diligence questionnaire executed and delivered to Administrative Agent by a Loan Party.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Mortgage-Related Document, each Collateral Access Agreement, each Control Agreement, each Intellectual Property Security Agreement, and any other agreement or instrument pursuant to which any Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Administrative Agent for the benefit of Administrative Agent and the Lenders or otherwise relates to any such collateral.

“Commitment” means, as to any Lender, that Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of 12 consecutive months ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to Holdings and its Subsidiaries for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries for that period, excluding (a) any gains or losses from Asset Dispositions; (b) any extraordinary or non-recurring gains; (c) the income (or loss) of any Loan Party during that period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to that Loan Party during that period; (d) the income (or loss) of any Person during that period and accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with a Loan Party or that Person’s assets are acquired by a Loan Party; (e) the income of any Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Loan Party of that income is not at the time permitted by operation of the terms of its organizational documents, its governing documents, or any agreement, instrument, judgment, decree, order, statute, rule; or governmental regulation applicable to that Loan Party; and (f) any gains or losses from discontinued operations; provided, that the aggregate amount of such losses excluded under this clause (f) (other than in connection with losses from the Loan Parties’ discontinued call operations in Arizona, including rent and utilities expenses relating thereto) shall not exceed $500,000 for any period of four consecutive Fiscal Quarters (calculated prior to giving effect to such add back).

“Consolidated Working Capital” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis (a) current assets (excluding cash and cash equivalents, deferred taxes and accrued interest), minus (b) current liabilities (excluding the current portion of long term Indebtedness, outstanding revolving loans, the current portion of any Debt attributable to Capital Leases, deferred taxes and accrued interest); provided, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in current assets or current liabilities as a result of (1) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (2) the effects of purchase accounting, (3) any impacts from non-cash currency translation adjustments, non-cash unrealized derivatives, non-cash reclassifications, interest, income taxes and dividends or (3) the making of payments in respect of Earnout Obligations permitted hereunder.

“Contingent Liability” means, with respect to any Person, each obligation and liability of that Person and all such obligations and liabilities of that Person incurred pursuant to any agreement, undertaking or arrangement by which that Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital, or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from any other Person with the purpose or intent of assuring the owner of that indebtedness or obligation of the ability of that other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of any other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability will (subject to any limitation set forth in this Agreement) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Control Agreement” means each deposit account control agreement or securities account control agreement, as applicable, entered into by a Loan Party, each depository institution or securities intermediary party thereto and Administrative Agent in form and substance reasonably satisfactory to Administrative Agent.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Borrower or any Subsidiary of a Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Facilities” means the credit facilities provided under this Agreement and the other Loan Documents.

“Debt” of any Person means, without duplication, (a) all indebtedness of that Person for borrowed money; (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of that Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of that Person in accordance with GAAP; (d) all obligations of that Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business); (e) all indebtedness secured by a Lien on the property of that Person, whether or not that indebtedness has been assumed by that Person, but if that Person has not assumed or otherwise become liable for that indebtedness, then that indebtedness will be measured at the fair market value of the property securing that indebtedness at the time of determination; (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, and similar obligations issued for the account of that Person; (g) all Hedging Obligations of that Person; (h) all Contingent Liabilities of that Person; (i) all Debt of any partnership of which that Person is a general partner; (j) all non-compete payment obligations, earn-outs, and similar obligations; (k) all monetary obligations under any receivables factoring, receivable sale, or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing, or similar financing; and (l) any Equity Interests of that Person or other equity instrument of that Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Debt to be Repaid” means the Debt listed on Schedule 12.1.

“Default” means any event that, if it continues uncured, will, with lapse of applicable cure or grace periods or notice or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it under this Agreement within one Business Day of the date required to be funded by it under this Agreement; (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within one Business Day of the date when due, unless the subject of a good faith dispute; (c) has, or has a parent company that has, (i) been deemed insolvent or become the subject of an Insolvency Proceeding, or (ii) become the subject of a Bail-In Action; (d) has notified any Borrower, Administrative Agent, or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; or (e) has failed to confirm within three Business Days of a request by Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund Loans.

“Delayed Draw Term Loan” is defined in Section 2.1.2(b).

“Delayed Draw Term Loan Availability Period” means the period (i) beginning on and including the day after the Closing Date and (ii) ending on and including the earlier of (A) the date that the Delayed Draw Term Loan Commitments have been fully utilized, terminated or reduced to zero and (B) the date that is two (2) years after the Closing Date.

“Delayed Draw Term Loan Commitment” means, as to any Lender, that Lender’s commitment to make Delayed Draw Term Loans under this Agreement. The amount of each Lender’s Delayed Draw Term Loan Commitment is set forth on Annex A. The initial aggregate amount of the Delayed Draw Term Loan Commitments of all Lenders is $15,000,000.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, in each case before the date that is 180 days after the Termination Date, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking-fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments); (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part; (c) provides for the scheduled payments of dividends in cash; or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests.

“Disqualified Institution” means, on any date, (i) any Person specifically designated by the Borrower Representative as a “Disqualified Institution” by written notice delivered to the Administrative Agent (and consented to by the Administrative Agent) on or prior to the Closing Date, and (ii) any clearly identifiable Affiliate of any Person referred to in the foregoing clause (i) solely on the basis of its name; provided that (a) “Disqualified Institution” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (b) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Domestic Foreign Holding Company” means any Domestic Subsidiary of any Loan Party that (i) owns 65% or more of the Equity Interests (which represents at least 65% of the total combined voting power of all classes of Equity Interests entitled to vote) of a Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code); (ii) holds no assets other than Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957(a) of the Code), other than immaterial cash held by that Domestic Subsidiary solely for the purpose of paying administrative or maintenance expenses of that Domestic Subsidiary; and (iii) has no purpose other than serving as a holding company for the ownership of each such Foreign Subsidiaries.

“Domestic Subsidiary” means each Subsidiary which is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“DQ List” is defined in Section 15.6.1.

“Earnout Obligations” means any earnout or similar obligations incurred by any buyer in connection with any Acquisition, including any incentive payment and similar obligations (including any incentive payments payable under the Engage Consulting Services Agreement).

“EBITDA” means, for any period, the result of the following, in each case as determined in accordance with GAAP: (a) Consolidated Net Income for that period; plus (b) to the extent deducted in determining that Consolidated Net Income, without duplication, the sum of the following during that period: (i) Interest Expense (net of interest income for that period of Holdings and its Subsidiaries) for that period; (ii) federal, state, local and foreign income tax expense for that period; (iii) depreciation and amortization for that period; (iv) non-cash compensation expense, or other non-cash expenses or charges, for that period arising from the granting of stock options, stock appreciation rights or similar equity arrangements; (v) non-cash extraordinary or non-cash non-recurring expenses or losses (including non-cash adjustments due to changes in accounting) and other non-cash charges (in each case as determined in accordance with GAAP) incurred during that period; (vi) extraordinary or non-recurring expenses or losses incurred during that period; provided that the aggregate amount added back under this clause (b)(vi) and clause (b)(xiii) below shall not for any Computation Period exceed 10% of EBITDA for such period (calculated prior to giving effect to such add backs); (vii) reasonable and documented out-of-pocket fees, costs, and expenses paid during that period in connection with the negotiation, execution, and delivery of this Agreement and the other Loan Documents and the consummation of the Related Transaction and the transactions contemplated by this Agreement and the other Loan Documents, so long as (A) those fees, costs, and expenses were paid not later than 180 days after the Closing Date, and (B) the aggregate amount of all such fees, costs, and expenses, whenever incurred or paid, does not exceed $3,000,000; (viii) (A) in the case of the Related Transaction, EBITDA of the Target for the month of June, 2018 calculated based on the financial statements of the Target required to be delivered to Administrative Agent pursuant to Section 10.1.2 and (B) in the case of a Permitted Acquisition, subject to Section 1.3, the (1) historical EBITDA of the acquired business as evidenced by the financial statements required to be delivered to the Administrative Agent pursuant to the Credit Agreement in connection with such Permitted Acquisition (the “Subject Historical Financials”) for the period from the first day of such Computation Period to, and including, the last date of the period covered by such Subject Historical Financials (the “Projection Date”) plus (2) the projected EBITDA of the acquired business as evidenced by the financial projections required to be delivered to the Administrative Agent pursuant hereto in connection with such Permitted Acquisition for the period from, but not including, the Projection Date to, but not including, the date of the consummation of such Permitted Acquisition; (ix) the run-rate adjustments provided for in the quality of earnings reports relating to the Company and the Target provided by the Company to the Administrative Agent prior to the Closing Date, to be included in the manner included in the Closing Date EBITDA subject to the consent of the Administrative Agent; (x) incentive payments to Singularity Consulting LLC pursuant to the Engage Consulting Services Agreement which payments are permitted under this Agreement; (xi) expenses incurred in connection with any Permitted Acquisition, other Investment, disposition, restructuring, recapitalization, equity issuance or incurrence of Indebtedness or repayment of Indebtedness permitted under the Loan Documents (whether or not consummated), and any amendments, waivers or other modifications thereto or repayments of any Loan Documents; provided that the amount of such expenses shall not in any Computation Period exceed (A) $500,000 in the aggregate in connection with any individual Permitted Acquisition (or series of related Permitted Acquisitions), and (B) $500,000 in the aggregate in connection with all such other expenses; (xii) unrealized losses resulting from mark-to-market accounting for hedging activities; (xiii) pro forma synergies and cost savings reasonably identifiable and factually supportable (in the good faith determination of the Borrower Representative and subject to certification by a responsible officer of the Borrower Representative) relating to Permitted Acquisitions consummated after the Closing Date (and excluding the Related Transaction) in each case projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken and are expected to be realized within 18 months of the date of such Permitted Acquisition or restructuring (and such amounts shall cease to be added back to the extent not actually realized within such period), net of the amount of actual benefits realized during such period from such adjustments; provided that the aggregate amount added back under clause (b)(vi) above and this clause (b)(xiii) shall not for any Computation Period exceed 10% of EBITDA for such period (calculated prior to giving effect to such add backs); (xiv) Management Fees permitted hereunder; (xv) fees and expenses paid to directors of the Company or Holdings in an aggregate amount not to exceed $100,000 in any Computation Period; (xvi) in respect of the Computation Periods ending September 30, 2018 and December 31, 2018, synergies and cost savings in connection with the Related Transaction calculated in a manner reasonably satisfactory to the Administrative Agent (A) of a type added back pursuant to the item labeled “Software Licenses” as set forth in the W4 Quality of Earnings in an amount not to exceed $402,000 for such Computation Periods; (B) of a type added back pursuant to the item labeled “Sales Director” as set forth in the W4 Quality of Earnings in an amount not to exceed $258,000 for such Computation Periods; (C) of a type added back pursuant to the item labeled “Contractor” as set forth in the W4 Quality of Earnings in an amount not to exceed $225,000 for such Computation Periods; (D) of a type added back pursuant to the item labeled “Technology Personnel” as set forth in the W4 Quality of Earnings in an amount not to exceed $528,000 for such Computation Periods; and (E) of a type added back pursuant to the item labeled “Margin Improvement” as set forth in the W4 Quality of Earnings in an amount equal to the Margin Improvement Amount for such Computation Periods; provided that, for the avoidance of doubt, any such add-backs included as of the end of the such periods shall be deemed to have been added back ratably among the four Fiscal Quarters ending on such dates for purposes of determining EBITDA for any future Computation Period which includes such Fiscal Quarters; provided further that, in the case of the foregoing clauses (A) through (D), in the event that an amount less than the maximum amount set forth in any such clause is added back pursuant to such clause for the Computation Period ending September 30, 2018, the remaining portion of such maximum about shall be available to be added back pursuant to such clause for the Computation Period ending December 31, 2018; minus (c) to the extent included in determining Consolidated Net Income, without duplication, the sum of (i) non-cash gains or profits during that period, (ii) unrealized gains resulting from mark-to-market accounting for hedging activities and (iii) the EBITDA attributable to any asset subject to an Asset Disposition. “Margin Improvement Amount” means, with respect to the Computation Periods ending September 30, 2018 and December 31, 2018, (a) in the event that the Margin Improvement Differential for the Fiscal Quarter ending on the last day of such Computation Period is less than $201,250, $0, and (b) in the event that the Margin Improvement Differential for the Fiscal Quarter ending on the last day of such Computation Period is greater than or equal to $201,250, $805,000; provided, that in the event that the Margin Improvement Amount for the Computation Period ending September 30, 2018 is $805,000, the Margin Improvement Amount for the Computation Period ending December 31, 2018 shall be $0. “Margin Improvement Differential” means, for the Fiscal Quarters ending September 30, 2018 and December 31, 2018, (a) the gross margin of the Target Business for such Fiscal Quarter minus the gross margin of the Target Business for the corresponding fiscal quarter in the prior fiscal year times (b) the aggregate revenues of the Target Business for such Fiscal Quarter.

For purposes of this Agreement, EBITDA shall be deemed to be the amount set forth below opposite such month (as such amount may be increased pursuant to clause (b)(xvi)):

Month	EBITDA
June 2017	$1,918,671.70
July 2017	$1,959,276.45
August 2017	$2,040,587.47
September 2017	$2,001,347.91
October 2017	$1,809,663.84
November 2017	$1,701,779.19
December 2017	$1,491,053.30
January 2018	$1,899,668.23
February 2018	$1,885,452.51
March 2018	$1,862,075.36
April 2018	$1,841,778.83
May 2018	$2,007,116.80

“ECF Percentage” means, with respect to the Excess Cash Flow for any Fiscal Year, the following percentages, as applicable: (a) if the Total Debt to EBITDA Ratio as of the last day of the last Fiscal Quarter of that Fiscal Year is less than 2.75 to 1.00, 25%; and (b) otherwise, 50%.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engage Consulting Services Agreement” means the Consulting Services Agreement, dated as of October 1, 2017, between DMS Engage, LLC and Singularity Consulting LLC.

“Environmental Agreement” means each agreement of the Loan Parties with respect to any real estate subject to a Mortgage, pursuant to which Loan Parties agree to indemnify and hold harmless Administrative Agent and Lenders from liability under any Environmental Laws.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of that Person’s equity capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, or any other equivalent of any such ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 13.1.

“Excess Cash Flow” means, for any period, the remainder of (a) the sum of EBITDA for that period, plus decreases in Consolidated Working Capital, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of Debt (other than the Loans) permitted under this Agreement and made during that period, plus (ii) cash payments permitted under this Agreement and made during that period with respect to unfinanced Capital Expenditures of Holdings and its Subsidiaries, plus (iii) all Tax Distributions paid in cash by Holdings during that period, plus (iv) cash Interest Expense (net of interest income) of Holdings and its Subsidiaries during that period, plus (v) payments in respect of Capital Leases made in cash by Holdings and its Subsidiaries during that period, plus (vi) all other cash charges paid during such period (other than in respect of any Earnout Obligations) that were added-back in the determination of Consolidated Net Income and/or EBITDA for such period; plus (vii) to the extent consisting of payments of cash during such period and except to the extent financed with the proceeds of Debt or additional Equity Interests, (x) Permitted Acquisitions and (y) management fees paid pursuant to the Management Agreement and permitted under this Agreement; plus (C) increases in Consolidated Working Capital.

“Excluded Assets” means (i) property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization which has not been obtained, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition; (ii) leases, licenses or permits or agreements (including with respect to any purchase money indebtedness or similar arrangements) to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto (a) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or (b) would violate or invalidate such lease, license, permit or agreement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than Holdings and its Subsidiaries) (in each case, after giving effect to the relevant provisions of the UCC or other applicable laws), in each case, other than the proceeds thereof, and only to the extent that and for so long as such limitation on such pledge or security interest is otherwise permitted under Section 11.7; (iii) governmental licenses, state, provincial or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition (but excluding proceeds of any such governmental license), or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law); and (iv) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; provided that (a) clauses (i), (ii) and (iii) above shall not apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of the applicable contract, lease, permit, license, or license agreement, (b) proceeds, products, substitutions and replacements of Excluded Assets shall not constitute Excluded Assets unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets, and (c) with respect to any trademark application excluded pursuant to clause (iv) above, upon submission to and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. § 1060(a) or any successor provision, that trademark application will be considered Collateral.

“Excluded Business Interruption Proceeds” means Business Interruption Proceeds not in excess of $500,000 in any Fiscal Year.

“Excluded Deposit Accounts” means (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties and their Subsidiaries and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any of the Loan Parties and their Subsidiaries; and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any of the Loan Parties and their Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 7.6.6 and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business consisting of (a) pension plan reversions, (b) proceeds of insurance, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than with respect to reimbursement of third party claims), (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments (other than with respect to reimbursement of third party claims), (f) any purchase price adjustment received in connection with any purchase, and (g) foreign, United States, state or local tax refunds to the extent not included in the calculation of EBITDA, in each case, net of any direct costs or expenses related thereto and excluding the first $250,000 of such net receipts received in any Fiscal Year; provided that (i) in the case of cash received pursuant to clauses (b) (solely in the case of proceeds of insurance resulting from casualty events) and (d) above, such cash shall not constitute Extraordinary Receipts in the event that the asset subject to such event is to be replaced, and is in fact replaced (or for which a binding, written agreement to replace has been entered into with an unaffiliated third party) within 180 days with another asset performing the same or similar function (and, in the case of such a binding, written agreement, such asset shall have actually been replaced within 180 days of the date of such agreement), and (ii) in the case of any other such cash, up to $750,000 of such cash in any Fiscal Year shall not constitute Extraordinary Receipts in the event that such cash is to be invested, and is in fact invested (or for which a binding, written agreement to invest has been entered into with an unaffiliated third party) within 180 days in assets useful to the business of the Loan Parties (and, in the case of such a binding, written agreement, such investment shall have actually been made within 180 days of the date of such agreement).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into pursuant to such authorities, any legislation, regulations or guidance promulgated by any jurisdiction giving effect to the foregoing, and any guidance issued in connection with the foregoing.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during the applicable period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if that rate is not so published for any day which is a Business Day, the average of the quotations for that day on those transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent. Administrative Agent’s determination of the Federal Funds Rate will be binding and conclusive absent manifest error.

“Financial Statements” means the financial statements of the Company for the Fiscal Quarter ended March 31, 2018.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year, which period is the 3-month period ending on the last day of each of March, June, September, and December of each year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries, which period will be the 12-month period ending on the last day of December of each year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for that Computation Period of EBITDA, minus the sum of Tax Distributions by Holdings and its Subsidiaries and all unfinanced Capital Expenditures, to (b) the sum for that Computation Period of (i) cash Interest Expense and Unused Fees paid in cash, plus (ii) scheduled payments of principal of Funded Debt (including the Term Loans but excluding the Revolving Loans), plus (iii) payments in respect of Capital Leases made in cash by the Company and its Subsidiaries, plus (iv) payments in respect of Earnout Obligations made in cash and permitted under this Agreement net of cash on the balance sheet of the Loan Parties used to fund any such payments; provided that (A) in the event that the Liquidity Condition was not satisfied at the time of any such payment in respect of Earnout Obligations, the amount of such cash that may be netted shall be reduced by the lesser of (1) the Revolving Outstandings at the time of (and after giving effect to) such payment and (2) the difference between (x) $4,000,000 and (y) the sum of Revolving Loan Availability and the aggregate amount of unrestricted cash of the Loan Parties held in Collateral Accounts at the time of (and after giving effect to) such payment; and (B) the amount of this clause (iv) shall not be negative with respect to any individual payment in respect of Earnout Obligations).

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means each Subsidiary (i) organized under the laws of a jurisdiction other than the United States of America or any state thereof or District of Columbia; and (ii) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means, as to any Person, all Debt of that Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of that Person, to a date more than one year from that date).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“Guarantor” means each Person that guarantees the Obligation of the Borrowers.

“Guaranty” means each guaranty executed and delivered by any Guarantor, together with any joinders thereto and any other guaranty agreement executed by a Guarantor, in each case in form and substance reasonably satisfactory to Administrative Agent. The Guaranty and Collateral Agreement is a Guaranty.

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement dated as of the date of this Agreement executed and delivered by Holdings, the Company and each Subsidiary, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical, or other substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of that Person under any Hedging Agreement determined (a) for any date on or after the date that Hedging Agreement has been closed out and termination value determined in accordance therewith, using that termination value; and (b) for any date prior to the date referenced in clause (a), using the amount determined as the mark-to-market value for that Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in that Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Holdings” is defined in the introductory clause of this Agreement.

“Indemnified Liabilities” is defined in Section 15.17.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of a Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for that Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property Security Agreement” is used as defined in the Guaranty and Collateral Agreement.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA, to (b) cash Interest Expense.

“Interest Expense” means, for any period, the consolidated interest expense of Holdings and its Subsidiaries for that period (including all imputed interest on Capital Leases).

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of that other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

“Joint Liability Payment” is defined in Section 16.6.

“Lender” is defined in the introductory clause of this Agreement. In addition, for purposes of identifying the Persons entitled to share in the Collateral and the proceeds of the Collateral under and in accordance with this Agreement and the Collateral Documents, the term “Lender” includes any Affiliate of a Lender providing a Bank Product.

“Lender Party” is defined in Section 15.17.

“LIBOR Determination Date” means, with respect to each LIBOR Loan, the following: (a)(i) if that LIBOR Loan is made on the Closing Date, the Closing Date, and (ii) if that LIBOR Loan is made after the Closing Date, the date that is two Business Days before the date of initial advance of that LIBOR Loan; and (b) each subsequent date that is two Business Days before the last Business Day of each month occurring while that LIBOR Loan is outstanding.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Office” means, with respect to any Lender, the office or offices of that Lender which will be making or maintaining the LIBOR Loans of that Lender under this Agreement. A LIBOR Office of any Lender may be, at the option of that Lender, either a domestic or foreign office.

“LIBOR Rate” means the rate per annum equal to the greater of (a) 1.00% and (b) (i) LIBOR for a period equal to one month or three months, as applicable, as reported in The Wall Street Journal (or other authoritative source selected by Administrative Agent in its sole discretion) on each LIBOR Determination Date divided by (ii) a number determined by subtracting from 1.00 the then-stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Administrative Agent in its sole and absolute discretion (including by way of substituting an alternative interest rate benchmark in the event that the LIBOR Rate is no longer available).

“Lien” means, with respect to any Person, any interest granted by that Person in any real or personal property, asset, or other right owned or being purchased or acquired by that Person (including an interest in respect of a Capital Lease) that secures payment or performance of any obligation and includes any mortgage, lien, encumbrance, title retention lien, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise.

“Liquidity Condition” means that the sum of Revolving Loan Availability and the aggregate amount of unrestricted cash of the Loan Parties held in Collateral Accounts is not less than $4,000,000.

“Loan Account” means an account maintained under this Agreement by Administrative Agent on its books of account, and with respect to Borrowers, in which Borrowers will be charged with all Loans made to, and all other Obligations incurred by, any of the Borrowers.

“Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, each Collateral and Diligence Questionnaire, the Collateral Documents, each Subordination Agreement and all documents, instruments, and agreements delivered in connection with the foregoing, as any of the foregoing are amended or modified in accordance with their respective terms.

“Loan Party” means each Borrower and each Guarantor.

“Loan” or “Loans” means, as the context may require, any of the Revolving Loans and any of the Term Loans.

“Management Fees” means fees payable to CEP V-A DMS AIV Limited Partnership and CEP V DMS US Blocker Company pursuant to Holdings’ limited liability company agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document, or (d) a material impairment of the ability of Administrative Agent to enforce or collect any Obligations or to realize upon any Collateral.

“Material Contract” means, with respect to any Person, (a) the Related Agreements; (b) each contract or agreement to which that Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by that Person or that Subsidiary of $500,000 or more in any Fiscal Year; (c) each contract or agreement documenting any Earnout Obligations of Holdings or any of its Subsidiaries; and (d) all other contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

“Monroe Capital” is defined in the introductory clause of this Agreement.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Administrative Agent a Lien on real property of any Loan Party.

“Mortgage-Related Documents” means with respect to any real property subject to a Mortgage, the following, in form and substance reasonably satisfactory to Administrative Agent: (a) a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Administrative Agent, which must be fully paid on that effective date; (b) all assignments of leases, estoppel letters, attornment agreements, consents, waivers, and releases as Administrative Agent reasonably requires with respect to other Persons having an interest in the real estate; (c) a current, as-built survey of the real estate, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) a life-of-loan flood hazard determination and, if the real estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Administrative Agent; (e) a current appraisal of the real estate, prepared by an appraiser reasonably acceptable to Administrative Agent, and in form and substance reasonably satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to Administrative Agent, and accompanied by all reports, certificates, studies, or data as Administrative Agent reasonably requires, which must all be in form and substance reasonably satisfactory to Required Lenders; and (g) an Environmental Agreement and all other documents, instruments, or agreements as Administrative Agent reasonably requires with respect to any environmental risks regarding the real estate.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any other member of the Controlled Group may have any liability.

“Net Cash Proceeds” means:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance (other than Excluded Business Interruption Proceeds) or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to that Asset Disposition net of (i) the direct costs relating to that sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by Borrowers to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to that Asset Disposition (other than the Loans);

(b) with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs relating to that issuance (including sales and underwriters’ commissions and expenses, including legal expenses); and

(c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to that issuance, net of the direct costs of that issuance (including up-front, underwriters’ and placement fees and expenses, including legal expenses).

“Non-Consenting Lender” is defined in Section 15.1(j).

“Non-U.S. Lender” is defined in Section 7.6.5.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” is defined in Section 2.2.2(a).

“Notice of Conversion” is defined in Section 2.2.3(b).

“Notice to Cure” is defined in Section 13.1.11.

“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document, including Attorney Costs and Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” is defined in Section 9.30.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.5).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)

“Participant” is defined in Section 15.6.2.

“Participant Register” has the meaning specified in Section 15.6.2.

“Patriot Act” is defined in Section 15.16.

“Payment in Full” means (a) the payment in full in cash of all Loans and other Obligations, other than contingent indemnification obligations for which no claims have been asserted; (b) the termination of all Commitments; (c) payment in full in cash of the Obligations arising under or in connection with any Bank Products and terminating those Obligations in a manner satisfactory to the Lender or its Affiliate providing those Bank Products; and (d) the release of any claims of the Loan Parties against Administrative Agent and Lenders arising on or before the payment date.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan,” as that term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which any Borrower or any Subsidiary (including any contingent liability of any member of Borrowers’ Controlled Group) may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition by any Borrower where:

(a) the business, division or assets acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Closing Date;

(b) immediately before and after giving effect to that Acquisition, no Default or Event of Default exists;

(c) the aggregate consideration (cash and non-cash) to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with that Acquisition) in connection with (i) that Acquisition (or any series of related Acquisitions) is less than $10,000,000, and (ii) all Acquisitions is less than $20,000,000;

(d) (i) immediately after giving effect to that Acquisition, Borrowers are in pro forma compliance with all the financial covenants set forth in Section 11.12, and (ii) the Total Debt to EBITDA Ratio on a pro forma basis immediately after giving effect to that Acquisition does not exceed (A) the maximum permitted Total Debt to EBITDA Ratio immediately prior to that Acquisition minus (B) 0.25;

(e) in the case of the Acquisition of any Person, the board of directors or similar governing body of that Person has approved that Acquisition;

(f) not less than 10 Business Days prior to that Acquisition (or any later date approved by Administrative Agent in its sole discretion), Administrative Agent has received an acquisition summary with respect to the Person and/or business, division or assets to be acquired, which summary must include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12-month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and Borrowers’ calculation of pro forma EBITDA relating thereto;

(g) not less than ten Business Days prior to that Acquisition (or any later date approved by Administrative Agent in its sole discretion), Administrative Agent has received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with that Acquisition together with all lien search reports and lien release letters and other documents as Administrative Agent reasonably requires to evidence the termination of Liens on the assets, business, or division to be acquired; provided that in the case of any Acquisition which is consummated less than ten Business Days after the execution of the related documentation, such documentation (i) Administrative Agent shall have received such documentation promptly following such execution on such date and (ii) Administrative Agent shall have received drafts of such documentation at least ten Business Days prior to such consummation (or such shorter period as may be approved by Administrative Agent in its sole discretion);

(h) Borrowers’ computation of pro forma EBITDA are reasonably satisfactory to Administrative Agent;

(i) the business, division, assets or Person acquired generated positive EBITDA (calculated in a manner reasonably acceptable to Administrative Agent) for the period of four consecutive quarters for which financial statements for such business, division, assets or Person are available;

(j) consents have been obtained in favor of Administrative Agent to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of Administrative Agent have been delivered;

(k) Borrowers have Revolving Loan Availability of at least $1,000,000 immediately before and after giving effect to that Acquisition;

(l) Borrower Representative has provided Administrative Agent with pro forma forecasted balance sheets, profit and loss statements, and cash flow statements of Holdings and its Subsidiaries, all prepared on a basis consistent with Holdings’ historical financial statements, subject to adjustments to reflect projected consolidated operations following the Acquisition;

(m) Borrower Representative has provided Administrative Agent with reasonable calculations evidencing that on a pro forma basis created by adding the historical combined financial statements of Holdings and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the entity to be acquired (or the historical financial statements related to the division, business or assets to be acquired) pursuant to the Acquisition, subject to adjustments to reflect projected consolidated operations following the Acquisition, Holdings and its Subsidiaries are projected to be in compliance with the financial covenants for each of the twelve months ended one year after the proposed date of consummation of that Acquisition;

(n) the provisions of Section 10.9 have been satisfied (or will be satisfied in the time frame set forth therein), including, without limitation, simultaneously with the closing of that Acquisition, the target company (if that Acquisition is structured as a purchase of equity) or the Loan Party (if that Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity) executes and delivers to Administrative Agent (i) all documents necessary to grant to Administrative Agent a first-priority Lien in all of the assets of each of the target company or surviving company and its Subsidiaries, each in form and substance reasonably satisfactory to Administrative Agent, and (ii) an unlimited Guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement reasonably satisfactory to Administrative Agent in which each of the target company or surviving company and its Subsidiaries becomes a borrower under this Agreement and assumes primary joint and several liability for the Obligations;

(o) if the Acquisition is structured as a merger, a Borrower or a domestic Wholly-Owned Subsidiary will be the surviving entity; and

(p) to the extent readily available to Borrowers, Borrower Representative has provided Administrative Agent with all other information with respect to that Acquisition as reasonably requested by Administrative Agent (including, without limitation, if obtained by the Borrowers, reasonably requested by Administrative Agent, one or more third-party due-diligence reports and quality-of-earnings reports; provided that such due-diligence reports and quality-of-earnings reports shall be obtained and provided if reasonably requested by Administrative Agent in connection with any Acquisition (or series of related Acquisitions) having (i) aggregate consideration (cash and non-cash) to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with that Acquisition) of at least $8,000,000 or (ii) cash consideration to be paid by the Loan Parties of at least $5,000,000).

“Permitted Holder” means (a) each of Joseph Marinucci and Fernando Borghese; (b) any heir of any such individual or any trust or other estate-planning vehicle established for the benefit of any such individual referred to in clause (a) or any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to any such individual and in respect of which that individual serves as trustee or in a similar capacity; and (c) the Sponsor.

“Permitted Lien” means a Lien expressly permitted under this Agreement pursuant to Section 11.2.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prepayment Fee” is defined in the Agent Fee Letter.

“Prime Rate” means, for any day, the rate of interest in effect for that day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by Administrative Agent in its sole discretion), or as Prime Rate is otherwise determined by Administrative Agent in its sole and absolute discretion. Administrative Agent’s determination of the Prime Rate will be conclusive, absent manifest error. Any change in the Prime Rate will take effect at the opening of business on the day of that change. In the event The Wall Street Journal (or any other authoritative source) publishes a range of “prime rates,” the Prime Rate will be the highest of the “prime rates.”

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Revolving Commitment, by (B) the aggregate Revolving Commitments of all Lenders; and (ii) from and after the time the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Revolving Outstandings by (B) the aggregate unpaid principal amount of all Revolving Outstandings;

(b) with respect to a Lender’s obligation to make a Term A Loan prior to the Term A Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term A Loan Commitment plus the unpaid principal amount of that Lender’s Term A Loans, by (B) the aggregate Term A Loan Commitment of all Lenders plus the unpaid principal amount of all Term A Loans of all Lenders;

(c) with respect to a Lender’s obligation to make Delayed Draw Term Loans prior to the Delayed Draw Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Delayed Draw Term Loan Commitment plus the unpaid principal amount of that Lender’s Delayed Draw Term Loans, by (B) the aggregate Delayed Draw Term Loan Commitment of all Lenders plus the unpaid principal amount of all Delayed Draw Term Loans of all Lenders;

(d) with respect to a Lender’s right to receive payments of interest, fees, and principal with respect to any Term Loans, (i) prior to each of the Term Loan A Commitment and Delayed Draw Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Term A Loan Commitment plus that Lender’s Delayed Draw Term Loan Commitment plus the unpaid principal amount of that Lender’s Term Loans, by (B) the aggregate Term A Loan Commitment of all Lenders plus the aggregate Delayed Draw Term Loan Commitment of all Lenders plus the unpaid principal amount of all Term Loans of all Lenders; and (ii) from and after the time the Term A Loan Commitment and Delayed Draw Term Loan Commitment has each been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Term Loans by (B) the aggregate unpaid principal amount of all Term Loans; and

(e) with respect to all other matters as to a particular Lender, (i) prior to the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) that Lender’s Revolving Commitment plus that Lender’s Term A Loan Commitment plus that Lender’s Delayed Draw Term Loan Commitment plus the aggregate unpaid principal amount of that Lender’s Term Loans, by (B) the aggregate Revolving Commitments of all Lenders plus the Term A Loan Commitment of all Lenders plus the aggregate Delayed Draw Term Loan Commitment of all Lenders plus the aggregate unpaid principal amount all Term Loans of all Lenders; and (ii) if the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of that Lender’s Revolving Outstandings plus the aggregate unpaid principal amount of that Lender’s Term Loans by (B) the aggregate unpaid principal amount of all Revolving Outstandings plus the aggregate unpaid principal amount of all Term Loans of all Lenders.

“Protective Advances” is defined in Section 14.15.

“Purchase Agreement” means an Asset Purchase Agreement dated as of June 29, 2018, by and among W4, as buyer, the sellers party thereto and the Company.

“Qualified Equity Interest” means any Equity Interest issued by Holdings (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Regulation D” means Regulation D of the FRB.

“Regulation U” means Regulation U of the FRB.

“Related Agreements” means the Purchase Agreement and all agreements, instruments, and documents executed or delivered in connection with the Purchase Agreement and the Related Transaction.

“Related Transaction” is defined in the recitals of this Agreement.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code or under Section 302 of ERISA.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 50% as determined pursuant to clause (e) of the definition of “Pro Rata Share”; provided that (i) the Pro Rata Shares held or deemed held by, any Defaulting Lender will be excluded for purposes of making a determination of Required Lenders, and (ii) at all times there are two or fewer Lenders that are not Affiliates of each other, Required Lenders will require all such Lenders that are (A) not Affiliates of each other and (B) not Defaulting Lenders.

“Revolving Loan Availability” means at any time, an amount equal to (a) the aggregate Revolving Commitments of all Lenders minus (b) the Revolving Outstandings.

“Revolving Commitment” means, as to any Lender, such Lender’s commitment to make Revolving Loans under this Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Annex A. The initial aggregate amount of the Revolving Commitments of all Lenders is $5,000,000.

“Revolving Loan” is defined in Section 2.1.1.

“Revolving Outstandings” means, at any time, the aggregate principal amount of all outstanding Revolving Loans.

“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

“Senior Officer” means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, or the treasurer of that Loan Party.

“Specified Contribution” is defined in Section 13.1.11.

“Sponsor” means Clairvest Group Inc., a Toronto corporation, and its Affiliates.

“Subordination Agreement” means, in respect of any Earnout Obligations of any Loan Party, a subordination agreement by the holder of such obligations in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which that Person owns, directly or indirectly, outstanding Equity Interests having more than 50% of the ordinary voting power for the election of directors or other managers of that corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries in this Agreement refers to Subsidiaries of Holdings.

“Target” is defined in the recitals of this Agreement.

“Target Business” is defined in the recitals of this Agreement.

“Tax Distributions” means quarterly distributions in an amount not to exceed the lesser of (a) the aggregate state, local and U.S. federal income tax liabilities of the members of Holdings in respect of all items of taxable income or gain of Holdings and its Subsidiaries required to be allocated for state, local and U.S. federal income tax purposes to Holdings’ members for the relevant taxable year, assuming that each such member is subject to tax at an effective tax rate equal to the highest combined effective state, local and U.S. federal income tax rate that is applicable to any member of Holdings (or to any member or partner of a member of Holdings that is a pass-through entity for U.S. tax purposes), with consideration of the character of the income or gain, and (b) the amount of “tax distributions” required to be distributed by Holdings under its limited liability company agreement in respect of the relevant taxable year.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” is defined in Section 2.1.2(a).

“Term A Loan Commitment” means, as to any Lender, that Lender’s commitment to make Term A Loans under this Agreement. The amount of each Lender’s Term A Loan Commitment is set forth on Annex A. The initial aggregate amount of the Term A Loan Commitments of all Lenders is $100,000,000.

“Term Loan” means, as the context may require, any Term A Loans and/or any Delayed Draw Term Loans.

“Termination Date” means the earlier to occur of (a) July 3, 2023, or (b) any other date on which the Commitments terminate pursuant to Section 6 or Section 13.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, the following: (a) a Reportable Event; (b) the withdrawal of any Borrower or any other member of the Controlled Group from that Pension Plan during a plan year in which that Borrower or other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; (c) the termination of that Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of that Pension Plan as a termination under Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate that Pension Plan; or (e) any event or condition that might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, that Pension Plan.

“Total Debt” means all Debt of Holdings and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Contingent Liabilities (except to the extent constituting (i) Contingent Liabilities in respect of Debt of a Person other than any Loan Party, or (ii) Contingent Liabilities in respect of undrawn letters of credit), (b) Hedging Obligations, (c) Debt of any Borrower to any other Loan Party and Debt of any Subsidiary to any Borrower or to any other Subsidiary, and (d) Earnout Obligations other than those that are earned and past due or which otherwise are required under GAAP to constitute liabilities on the balance sheet of Holdings.

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) (i) Total Debt as of that day minus (ii) the lesser of (x) the aggregate amount of unrestricted cash of the Loan Parties on that day and (y) $2,000,000 to (b) EBITDA for the Computation Period ending on that day.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined (i) as of the then most recent valuation date for each Pension Plan, (ii) using PBGC actuarial assumptions for single employer plan terminations and (iii) by only including a Pension Plan where such accrued benefits exceed its fair market value of assets.

“Type” is defined in Section 2.2.1.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined (i) as of the then most recent valuation date for each Pension Plan, (ii) using PBGC actuarial assumptions for single employer plan terminations and (iii) by only including a Pension Plan where such accrued benefits exceed its fair market value of assets.

“Unused Fee” is defined in Section 5.1.

“Unused Fee Rate” means 0.50% per annum.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 7.6.5(b).

“W4” is defined in the recitals of this Agreement.

“W4 Quality of Earnings” means the quality-of-earnings report related to the Target and delivered to the Administrative Agent on June 26, 2018.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Withholding Certificate” means the Borrower and the Administrative Agent.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by that Person and/or another Wholly-Owned Subsidiary of that Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiaries refers to Wholly-Owned Subsidiaries of Holdings.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Certain Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided in this Agreement, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments include all subsequent amendments, restatements, supplements, and other modifications thereto, but only to the extent that those amendments, restatements, supplements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions amending, replacing, supplementing, or interpreting that statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and each is to be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrowers, the Lenders, and the other parties thereto and are the products of all parties. Accordingly, they are not to be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

(h) If any delivery due date specified in Section 10.1 for the delivery of reports, certificates, and other information required to be delivered pursuant to Section 10.1 falls on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day.

(i) A Default or Event of Default will be deemed to exist at all times during the period commencing on the date that Default or Event of Default occurs to the date on which that Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement, and an Event of Default will “continue” or be “continuing” until that Event of Default has been waived in writing by the Required Lenders.

1.3 Accounting and Other Terms.

(a) Unless otherwise expressly provided in this Agreement, each accounting term used in this Agreement has the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements and using the same inventory valuation method as used in the Financial Statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in that change, the change is disclosed to Administrative Agent, and Section 11.12 is amended in a manner reasonably satisfactory to Administrative Agent to take into account the effects of the change. For purposes of this Agreement and the other Loan Documents, it is understood that with respect to the accounting for leases as either Operating Leases or Capital Leases and the impact of such accounting on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied (without giving effect to ASU 2016-02 Leases (or any other accounting standard having a similar result or effect)).

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined in this Agreement have the same meanings in this Agreement as set forth therein, except that terms used in this Agreement which are defined in the UCC as in effect in the State of New York on the date of this Agreement will continue to have the same meaning notwithstanding any replacement or amendment of that statute except as Administrative Agent may otherwise determine.

(c) Whenever pro forma effect is to be given to a Permitted Acquisition (including in connection with the Related Transaction pursuant to the “deemed” EBITDA amounts for periods occurring prior to the Closing Date), (i) the pro forma calculations shall be made in good faith by a Senior Officer of the Company, (ii) in the case of any amounts added back pursuant to clauses (b)(vi), (xiii) and (xvi) of the definition of EBITDA, (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) in the case of clause (b)(xiii), any such actions are taken or with respect to which substantial steps have been taken no later than eighteen (18) months after the date of such Permitted Acquisition, and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (iii) pro forma adjustments should be made to the Fixed Charge Coverage Ratio and the Interest Coverage Ratio in connection with such Permitted Acquisition and any related incurrence of Debt as though such Permitted Acquisition and incurrence of Debt had occurred on the first day of the Computation Period and (iv) any such adjustments shall (A) except in the case of the EBITDA of the Target for the month of June, 2018, be (x) recommended (in reasonable detail) by any due diligence quality-of-earnings report conducted by an unaffiliated nationally recognized independent financial advisor retained by the Company (other than in connection with any Permitted

Acquisition for which no such quality-of-earnings report is required pursuant to the definition of Permitted Acquisition, in which case, pro forma adjustments related to such Permitted Acquisition as certified by a Senior Officer of the Company shall be deemed to satisfy this clause (x)), or (y) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), and (B) determined in a manner reasonably acceptable to the Administrative Agent; provided, all such amounts pursuant to this Section 1.3(c) shall be subject to the limitations set forth in clauses (b)(viii) and (xii) of the definition of EBITDA.

SECTION 2   COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to Borrowers as follows:

2.1.1 Revolving Commitment. Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in that Lender’s Pro Rata Share of the aggregate amounts that Borrower Representative requests from all Lenders. The Revolving Outstandings will not at any time exceed the aggregate Revolving Commitments of all Lenders. The Commitments of the Lenders to make Revolving Loans will expire on the Termination Date.

2.1.2 Term Loan Commitments.

(a) Each Lender with a Term A Loan Commitment agrees to make a loan to Borrowers (each such loan, a “Term A Loan”) on the Closing Date in that Lender’s Pro Rata Share of the aggregate Term A Loan Commitments of all Lenders. The Commitments of the Lenders to make Term A Loans will expire concurrently with the making of Term A Loans on the Closing Date.

(b) Each Lender with a Delayed Draw Term Loan Commitment agrees to make one or more loans (each such loan, a “Delayed Draw Term Loan”) during the Delayed Draw Term Loan Availability Period in that Lender’s Pro Rata Share of the aggregate amounts that Borrower Representative requests from all Lenders. The aggregate amount of all Delayed Draw Term Loans made will not exceed the aggregate Delayed Draw Term Loan Commitments of all Lenders. The Commitments of the Lenders to make Delayed Draw Term Loans will decrease concurrently with the making of Delayed Draw Term Loans on each applicable borrowing date by an amount equal to the aggregate amount of the Delayed Draw Term Loans made on that borrowing date. The Commitments of the Lenders to make Delayed Draw Term Loans will expire at the end of the Delayed Draw Term Loan Availability Period.

(c) Provided there exists no Default or Event of Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower Representative may on a one-time basis request the making of additional Term A Loans (the “Additional Term A Loans”) on or prior to June 30, 2019 in an aggregate amount not exceeding $5,000,000, which Additional Term A Loans shall be made by the Lenders in accordance with their respective Pro Rata Shares; provided that (i) such Additional Term A Loans may be made by Lenders not in accordance with their Pro Rata Shares, and additional Persons who are Affiliates or Approved Funds of Lenders may make all or a portion of such Additional Term A Loans (so long as such Persons execute joinder documentation reasonably acceptable to the Administrative Agent), as determined by Administrative Agent, (ii) no such request for Additional Term A Loans shall be made prior to the delivery of the audited financial statements of Holdings and related documentation for the Fiscal Year ending December 31, 2018 in accordance with Section 10.1.1 and the related compliance certificate pursuant to Section 10.1.3, (iii) after giving effect to the making of such Additional Term A Loan and any related Additional Term A Loan Distribution on a pro forma basis, (A) the Total Debt to EBITDA Ratio (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered) shall not exceed 4.00 to 1.00 and (B) the Loan Parties shall be in compliance with the financial covenants set forth in Section 11.12 (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered), and the Administrative Agent shall have calculations compliance with the foregoing clauses (A) and (B) (including the calculation of EBITDA) in form and substance reasonably satisfactory to Administrative Agent, and (iv) both before and after giving effect to such Additional Term A Loan and any related Additional Term A Loan Distribution, no Default or Event of Default shall exist or would result.

(d) It is agreed by the parties hereto that, once made, the Delayed Draw Term Loans and Additional Term A Loans shall be fungible with the Term A Loans as part of a single facility of Term Loans.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each, a “Type” of Loan), as Borrower Representative specifies in the related Notice of Borrowing pursuant to Section 2.2.2 or Notice of Conversion pursuant to Section 2.2.3. Subject to the other terms and conditions of this Agreement, Base Rate Loans and LIBOR Loans may be outstanding at the same time. All borrowings, conversions, and repayments of Loans will be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all Types of Loans.

2.2.2 Borrowing Procedures.

(a) Borrower Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D to Administrative Agent and each Lender with an applicable Commitment of each proposed borrowing not later than 10:00 a.m. (Chicago time) three Business Days prior to the proposed date of that borrowing. Each such notice will be effective upon receipt by Administrative Agent, will be irrevocable, and must specify the date, amount, Type of borrowing, and (in the case of any LIBOR Loan, the length of the interest period). On the requested borrowing date, each Lender with an applicable Commitment shall provide Administrative Agent with immediately available funds, to Administrative Agent’s Account, covering that Lender’s Pro Rata Share of that borrowing so long as the applicable Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to that borrowing have not been satisfied. After Administrative Agent’s receipt of the proceeds of the applicable Loans from Lenders with applicable Commitments, Administrative Agent shall make the proceeds of those Loans available to Borrowers on the applicable borrowing date by transferring to Borrowers immediately available funds equal to the proceeds received by Administrative Agent. Each Base Rate borrowing must be on a Business Day. Each borrowing must be in an aggregate amount of at least $250,000 and an integral multiple of $25,000. Each Lender shall, upon request of Administrative Agent, deliver to Administrative Agent a list of all Loans made by that Lender, together with all information related thereto as Administrative Agent reasonably requests. Notwithstanding any provision of this Agreement to the contrary, Borrower Representative may not request, and Lenders will not be required to fund, any borrowing of any Loan that is not a LIBOR borrowing unless, subject to and as more particularly described in Section 8, LIBOR is unavailable or unlawful.

(b) Unless payment is otherwise timely made by Borrowers or a request for continuation or conversion pursuant to Section 2.2.3 is timely made, the becoming due of any Obligations (whether principal, interest, fees or other charges) will be deemed to be a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of those Obligations. The proceeds of those Revolving Loans will be disbursed as direct payment of the relevant Obligations. In addition, Administrative Agent may, at its option, charge when due any Obligations against any operating, investment or other account of any Borrower maintained with Administrative Agent or any of its Affiliates.

2.2.3 Conversion and Continuation Procedures.

(a) Subject to Section 2.2.1 and to the other terms and conditions of this Agreement, Borrower Representative may, upon irrevocable written notice to Administrative Agent in accordance with Section 2.2.3(b), elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $250,000 or a higher integral multiple of $25,000) into Loans of the other Type or to continue any LIBOR Loans for additional interest periods. After giving effect to any prepayment or conversion, the aggregate principal amount of LIBOR Loans must be at least $500,000 and an integral multiple of $50,000. Notwithstanding any provision of this Agreement to the contrary, Borrower Representative may not request the conversion of, and Administrative Agent and the Lenders will not be required to convert, any LIBOR Loan into a Base Rate Loan unless, subject to and as more particularly described in Section 8, LIBOR is unavailable or unlawful.

(b) Borrower Representative shall give written notice (each such written notice, a “Notice of Conversion”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion) to Administrative Agent of each proposed conversion or continuation not later than 1:00 p.m. (Chicago time) on the proposed date of that conversion, specifying in each case:

(i) the proposed date of conversion or continuation;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion; and

(iv) in the case of any Loan converted to or continued as a LIBOR Loan, the applicable interest period.

(c) Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion pursuant to this Section 2.2.3.

2.3 [Reserved.]

2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date will not relieve any other Lender of its obligation (if any) to make a Loan on that date, but no Lender will be responsible for the failure of any other Lender to make any Loan to be made by that other Lender.

2.5 Certain Conditions. Except as otherwise provided in Section 2.2.3, no Lender will have an obligation to make any Loan or to permit any conversion into any LIBOR Loan, if an Event of Default or Default exists.

2.6 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions will apply for so long as that Lender is a Defaulting Lender:

2.6.1 Fees will cease to accrue on the unfunded portion of the Revolving Commitment and Delayed Draw Term Loan Commitment of the Defaulting Lender pursuant to Section 5.1.

2.6.2 Any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, or otherwise and including any amount that would otherwise be payable to that Defaulting Lender pursuant to Section 7.5 but excluding Section 8) will, in lieu of being distributed to that Defaulting Lender, be retained by Administrative Agent and, subject to any applicable requirements of law, be applied as follows at such time or times as Administrative Agent determines: (i) first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent under this Agreement; (ii) second, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; (iv) third, if so determined by Administrative Agent and Borrowers, held as cash collateral for future funding obligations of the Defaulting Lender under this Agreement; (v) fourth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and (vi) fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. If any such payment is a prepayment of the principal amount of any Loans and made at a time when the conditions set forth in Section 12.2 are satisfied, then that payment will be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

2.6.3 No Defaulting Lender will have any right to approve or disapprove any amendment, waiver, consent, or any other action the Lenders or the Required Lenders have taken or may take under this Agreement (including any consent to any amendment or waiver pursuant to Section 15.1), but any waiver, amendment, or modification requiring the consent of all Lenders or each directly affected Lender that affects a Defaulting Lender differently than other affected Lenders will require the consent of that Defaulting Lender.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes. At a Lender’s request, (a) the Revolving Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the amount of that Lender’s Revolving Commitment; (b) the Term A Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the principal amount of that Lender’s Term A Loans; and (c) the Delayed Draw Term Loans of that Lender may be evidenced by a Note, with appropriate insertions, payable to the order of that Lender in a face principal amount equal to the sum of the principal amount of that Lender’s Delayed Draw Term Loans plus the principal amount of that Lender’s Delayed Draw Term Loan Commitment.

3.2 Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender and each repayment or conversion thereof. The aggregate unpaid principal amount so recorded will be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount will not, however, limit or otherwise affect the Obligations of Borrowers under this Agreement or under any Note to repay the principal amount of the Loans under this Agreement, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. Borrowers agree to pay interest on the unpaid principal amount of each Loan for the period commencing on the date that Loan is made until that Loan is paid in full as follows:

4.1.1 Revolving Loans.

(a) at all times while a Revolving Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus 1.0% per annum; and

(b) at all times while such Revolving Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate from time to time in effect plus 5.0% per annum.

4.1.2 Term Loans.

(a) at all times while a Term Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus 1.0%; and

(b) at all times while a Term Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate from time to time in effect plus 5.0%.

4.1.3 Default Rate. Notwithstanding the foregoing, at any time an Event of Default under Section 13.1.1 or Section 13.1.4 or (solely in the case of a breach of Section 11.12) 13.1.5 exists, the interest rate applicable to each Loan will be increased by 2.0% during the existence of an Event of Default (and, in the case of Obligations not bearing interest, those Obligations will, during the existence of an Event of Default, bear interest at the highest interest rate applicable to the Term Loans plus 2.0%), but any such increase may be rescinded by Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, the increase provided for in this Section 4.1.3 will occur automatically. In no event will interest payable by Borrowers to any Lender under this Agreement exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, then that provision will be deemed modified to limit that interest to the maximum rate permitted under that law.

4.1.4 Interest Payment Dates. Accrued interest on each Base Rate Loan is payable in arrears on the last Business Day of each one or three month interest period, as applicable, upon a prepayment of that Loan, and at maturity. Accrued interest on each LIBOR Loan is payable on the last Business Day of each month, upon a prepayment of that Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans will be payable on demand. Each Borrower hereby authorizes Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 7.1.2 with the amount of any interest payment due under this Agreement.

4.2 Setting and Notice of LIBOR Rates. The LIBOR Rate will be determined by Administrative Agent. Each determination of the applicable LIBOR Rate by Administrative Agent will be conclusive and binding upon the parties to this Agreement, absent manifest error.

4.3 Computation of Interest. Interest will be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan will change simultaneously with each change in the Base Rate and the applicable interest rate for each LIBOR Loan will change simultaneously with each change in the LIBOR Rate.

SECTION 5 FEES.

5.1 Unused Fee. Borrowers shall pay to Administrative Agent for the account of each Lender with a Revolving Commitment or Delayed Draw Term Loan Commitment (except as provided in Section 2.6) an unused fee (the “Unused Fee”), (a) in the case of Unused Fees in respect of the Revolving Commitments, for the period from the Closing Date to the Termination Date, at the Unused Fee Rate in effect from time to time of that Lender’s Pro Rata Share (as adjusted from time to time) of the average daily unused amount of the Revolving Commitments, and (b) in the case of Unused Fees in respect of the Delayed Draw Term Loan Commitments, during the Delayed Draw Term Loan Availability Period, at the Unused Fee Rate in effect from time to time of that Lender’s Pro Rata Share (as adjusted from time to time) of the average daily unused amount of the Delayed Draw Term Loan Commitments. For purposes of calculating usage under this Section 5.1, the Revolving Commitments will be deemed used to the extent of Revolving Outstandings. That Unused Fee will be payable in arrears on the last Business Day of each Fiscal Quarter, on the last day of the Delayed Draw Term Loan Availability Period (solely in the case of Unused Fees in respect of the Delayed Draw Term Loan Commitments) and on the Termination Date for any period then ending for which that Unused Fee has not have previously been paid. The Unused Fee will be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2 Administrative Agent’s Fees. Borrowers shall pay to Administrative Agent all agent’s fees as are mutually agreed to from time to time by Borrowers and Administrative Agent, including the fees set forth in the Agent Fee Letter.

5.3 Prepayment Fee. Without limiting the generality of Section 5.2, Borrowers shall pay to Administrative Agent, for the sole and separate account of Administrative Agent, each Prepayment Fee in accordance with the Agent Fee Letter.

SECTION 6 REDUCTION OR TERMINATION OF COMMITMENTS; PREPAYMENTS; REPAYMENTS.

6.1 Reduction or Termination of Commitments.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitments.

(a) Borrowers may from time to time on at least five Business Days’ prior written notice from Borrower Representative to Administrative Agent (which shall promptly advise each applicable Lender thereof) permanently reduce the Revolving Commitments to an amount not less than the Revolving Outstandings. Any such partial reduction must be in an amount not less than $1,000,000 or a higher integral multiple of $500,000.

(b) Concurrently with any reduction of the Revolving Commitments to zero, Borrowers shall pay all interest on the Revolving Loans and all accrued and unpaid Unused Fees in respect of the Revolving Commitments.

(c) Concurrently with any such reduction of the Revolving Commitments, Borrowers shall pay any applicable Prepayment Fees.

6.1.2 Voluntary Reduction or Termination of the Delayed Draw Term Loan Commitments. Borrowers may from time to time on at least five Business Days’ prior written notice from Borrower Representative to Administrative Agent (which shall promptly advise each applicable Lender thereof) permanently reduce the Delayed Draw Term Loan Commitments. Any such partial reduction must be in an amount not less than $2,500,000 or a higher integral multiple of $500,000.

6.1.3 All Reductions of Commitments. All reductions of the Revolving Commitments will reduce the Revolving Commitments ratably among the Lenders according to their respective Pro Rata Shares. All reductions of the Delayed Draw Term Loan Commitments will reduce the Delayed Draw Term Loan Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. Borrowers may from time to time prepay the Loans in whole or in part. Borrower Representative shall give Administrative Agent (which shall promptly advise each applicable Lender) notice of any such prepayment not later than 10:00 a.m. (Chicago time) on the day of that prepayment (which must be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment must be in an amount equal to $250,000 or a higher integral multiple of $25,000.

6.2.2 Mandatory Prepayments.

(a) Revolving Loans. Borrowers shall immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the aggregate Revolving Commitments of all Lenders, to the full extent of any such excess.

(b) Term Loans. Borrowers shall make a prepayment of the Term Loans until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i) concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of those Net Cash Proceeds.

(ii) concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Equity Interests of any Loan Party (including, for the avoidance of doubt, any Specified Contribution but excluding any issuance of Equity Interests (A) pursuant to any employee or director option program, benefit plan or compensation program or agreement, (B) by a Subsidiary to any Borrower or another Subsidiary and (C) the Net Proceeds of which are used to find a Permitted Acquisition or capital expenditures), in an amount equal to 100% of those Net Cash Proceeds.

(iii) concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of those Net Cash Proceeds;

(iv) concurrently with the receipt by any Loan Party of any Extraordinary Receipts, in an amount equal to 100% of those Extraordinary Receipts; and

(v) within five Business Days after the earlier of (A) the date that Fiscal Year-end financial statements are required to be delivered pursuant to Section 10.1.1, and (B) the date of Borrowers’ actual delivery of Fiscal Year-end financial statements delivered pursuant to Section 10.1.1 (commencing with the Fiscal Year ending on December 31, 2019), in an amount equal to the ECF Percentage of Excess Cash Flow for that Fiscal Year minus the amount of voluntary prepayments of Loans (excluding Revolving Loans unless accompanied by a corresponding termination of commitments) made during such Fiscal Year.

6.3 Manner of Prepayments.

6.3.1 All Prepayments. Any prepayment of Term Loans is subject to Section 5.3. All prepayments of the Term Loans will be applied ratably to the Term Loans in the inverse order of maturity to the remaining installments thereof (including, without limitation, the final installment thereof). Except as otherwise provided by this Agreement, all principal payments in respect of the Loans will be applied first to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments.

6.4.1 Revolving Loans. Unless sooner paid in full, Borrowers shall pay the Revolving Loans of each Lender in full on the Termination Date.

6.4.2 Term Loans. Borrowers shall pay the principal amount of each Term Loan of each Lender as follows: (a) in arrears in quarterly installments based on the amortization schedule set forth below, each payable on the last Business Day of each Fiscal Quarter (subject to any adjustments referred to below as are necessary in order to provide for the fungibility of any Delayed Draw Term Loans and Additional Term A Loans made after the Closing Date and prior to the date of such installment payment):

Fiscal Quarter Ending	Amount
September 30, 2018 and December 31, 2018	$750,000
March 31, 2019 and June 30, 2019	$500,000
September 30, 2019 and thereafter	0.5% of original principal amount

and (b) a final installment equal to the remaining outstanding principal balance of the Term Loans, payable on the Termination Date. Unless sooner paid in full, the outstanding principal balance of the Term Loans must be paid in full on the Termination Date. Administrative Agent, in consultation with the Borrower, may, at the time of incurrence thereof, adjust the amortization payment to be made to any Lender in conjunction with the incurrence of any Delayed Draw Term Loans or Additional Term A Loans after the Closing Date in order to maintain the pro rata allocation of amortization payments between and among Term Loans that otherwise have the same terms and conditions but are incurred on different dates.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.

7.1.1 Borrowers shall make all payments of principal or interest on the Loans, and of all fees, to Administrative Agent in immediately available funds to Administrative Agent’s Account not later than noon (Chicago time) on the date due, and funds received after that time will be deemed to have been received by Administrative Agent on the following Business Day. Borrower shall make all payments to Administrative Agent and the Lenders without set-off, counterclaim, recoupment, deduction, or other defense. Subject to Section 2.6, Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of that Lender. Notwithstanding the foregoing, Borrowers shall make all payments under Section 8.1 directly to the Lender entitled thereto.

7.1.2 The Lenders and the Borrowers hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account of Borrowers with any amount due and payable by Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that Administrative Agent may make any such charges regardless of whether any Default or Event of Default has occurred and is continuing or whether any of the conditions precedent in Section 12.2 have been satisfied. Any amount charged to the Loan Account of the Borrowers will be deemed a Revolving Loan under this Agreement made by the applicable Lenders to the Borrowers, funded by Administrative Agent on behalf of the applicable Lenders, and subject to Section 2.1. The Lenders and the Borrowers confirm that any charges that Administrative Agent may so make to the Loan Account of the Borrowers as provided in this Agreement will be made as an accommodation to the Borrowers and solely at Administrative Agent’s discretion. Administrative Agent shall from time to time upon the request of any Lender charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document to that Person.

7.2 Application of Certain Payments.

7.2.1 So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due will be applied to those scheduled payments and (b) voluntary and mandatory prepayments will be applied as set forth in Sections 6.2 and 6.3.

7.2.2 Subject to any written agreement among Administrative Agent and the Lenders:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees, and all other payments in respect of any other Obligations, will be allocated by Administrative Agent among Administrative Agent and the Lenders, as applicable, in proportion to their respective Pro Rata Shares or otherwise as provided in this Agreement or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, as follows: (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to Administrative Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees (other than any Prepayment Fee) and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay interest then due and payable in respect of Protective Advances until paid in full; (iv) fourth, ratably (to Administrative Agent in accordance with Administrative Agent’s outstanding Protective Advances) to pay principal of the Protective Advances until paid in full; (v) fifth, ratably, to pay principal of the Revolving Loans until paid in full; (vi) sixth, ratably, to pay interest then due and payable in respect of the Term Loans until paid in full; (vii) seventh, ratably to pay principal of the Term Loans until paid in full; (viii) eighth, ratably to pay the Obligations in respect of any Prepayment Fee then due and payable until paid in full; and (ix) ninth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 7.2.2(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents (or, to the extent those Obligations are contingent, to provide Cash Collateral in respect of those Obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after, or that would have accrued but for, the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 7.2.2 and other provisions contained in any other Loan Document, it is the intention of the parties to this Agreement that all such priority provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 7.2.2 will control and govern.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then that due date will be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, that immediately following Business Day is the first Business Day of a month, in which case that due date will be the immediately preceding Business Day), and, in the case of principal, additional interest will accrue and be payable for the period of any such extension.

7.4 Setoff. Each Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of each Borrower and each other Loan Party under this Agreement, whether or not then due, any and all balances, credits, deposits, accounts, or moneys of each Borrower and each other Loan Party then or thereafter with Administrative Agent or that Lender.

7.5 Proration of Payments. Except as provided in Section 2.6, if any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of offset, or otherwise), on account of principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or 15.6 and (ii) payments of interest on any Affected Loan) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans, then held by them, then that Lender shall purchase from the other Lenders such participations in the Loans held by them as are necessary to cause that purchasing Lender to share the excess payment or other recovery ratably with each of them, but if all or any portion of the excess payment or other recovery is thereafter recovered from that purchasing Lender, then that purchase will be rescinded and the purchase price restored to the extent of that recovery.

7.6 Taxes.

7.6.1 Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.

7.6.2 If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. After payment of Taxes by the Borrowers to a governmental authority pursuant to this Section, the Borrowers shall deliver to the Administrative Agent within 30 days after the Borrowers have made payment to that governmental authority the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

7.6.3 The Borrowers shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

7.6.4 Each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.6) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

7.6.5 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.6.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 7.6.

7.6.6 Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(i), (b)(ii) and (b)(iv) of this Section 7.6.6) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(i) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the foreign Lender is a partnership and one or more direct or indirect partners of such foreign Lender are claiming the portfolio interest exemption, such foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

7.6.7 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.6 (including by the payment of additional amounts pursuant to this Section 7.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.6.8 Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs.

(a) If any Change in Law (i) imposes, modifies, or deems applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, any Lender; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) imposes on any Lender any other condition, cost or expense (other than Taxes) affecting its LIBOR Loans, its Note(s), or its obligation to make LIBOR Loans, and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) that Lender (or any LIBOR Office of that Lender) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by that Lender (or its LIBOR Office) under this Agreement or under its Note(s) with respect thereto, then upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrowers shall pay directly to that Lender such additional amount as will compensate that Lender for that increased cost or that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

(b) If any Lender reasonably determines that any change in, or the adoption or phase-in of, any applicable law, rule, or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on that Lender’s or that controlling Person’s capital as a consequence of that Lender’s obligations under this Agreement to a level below that which that Lender or that controlling Person could have achieved but for that change, adoption, phase-in, or compliance (taking into consideration that Lender’s or that controlling Person’s policies with respect to capital adequacy) by an amount deemed by that Lender or that controlling Person to be material, then from time to time, upon demand by that Lender (which demand must be accompanied by a statement setting forth the basis for that demand and a calculation of the amount thereof in reasonable detail, a copy of which must be furnished to Administrative Agent), Borrowers shall pay to that Lender such additional amount as will compensate that Lender or that controlling Person for that reduction, so long as the applicable amounts have accrued on or after the day that is 180 days prior to the date on which that Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair.

(a) Administrative Agent shall promptly notify the other parties of the following:

(i) Administrative Agent reasonably determines (which determination will be binding and conclusive on Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(ii) the Required Lenders advise Administrative Agent that the LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to those Lenders of maintaining or funding LIBOR Loans (taking into account any amount to which those Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of those Lenders materially affects those Loans.

(b) So long as any circumstances described in a notice delivered pursuant to Section 8.2(a) continue, (i) no Lender will be required to make or convert any Base Rate Loans into LIBOR Loans, and (ii) each such Loan will, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If, after the date of this Agreement, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental authority or other regulatory body charged with the administration thereof, makes it (or in the good faith judgment of any Lender causes a substantial question as to whether it is) unlawful for any Lender to make, maintain, or fund LIBOR Loans, then that Lender shall promptly notify each of the other parties to this Agreement and, so long as those circumstances continue, (a) that Lender will not be required to make or convert any Base Rate Loan into a LIBOR Loan (but that Lender shall, subject to the other terms of this Agreement, make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by that Lender at that time in the absence of those circumstances), and (b) each such LIBOR Loan will, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) will remain outstanding for the period corresponding to the LIBOR Loans of which that Affected Loan would be a part absent those circumstances.

8.4 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of that Lender to make that Loan, but each such Loan will be deemed to have been made by that Lender and the obligation of Borrowers to repay that Loan will be to that Lender and will be deemed held by the Lender, to the extent of that Loan, for the account of that branch or Affiliate.

8.5 Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify Borrower Representative and Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in that Lender’s sole judgment, otherwise disadvantageous to that Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Sections 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) and thereafter that event ceases to exist, that Lender shall promptly so notify Borrower Representative and Administrative Agent). Without limiting the foregoing, each Lender shall designate a different funding office if that designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) and that designation will not, in that Lender’s sole judgment, be otherwise disadvantageous to that Lender.

(b) If Borrowers become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2 or 8.3, or any Lender becomes a Defaulting Lender, then Borrower Representative may designate another financial institution that is reasonably acceptable to Administrative Agent in its reasonable discretion (a “Replacement Lender”) to purchase the Loans of that Lender and that Lender’s rights under this Agreement, without recourse to or warranty by, or expense to, that Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to that Lender plus any accrued but unpaid interest on those Loans and all accrued but unpaid fees owed to that Lender and any other amounts owed to that Lender under this Agreement and any other Loan Document, and to assume all the obligations of that Lender under this Agreement. Upon any such purchase and assumption (pursuant to an Assignment Agreement), the applicable Lender will no longer be a party to this Agreement or have any rights under this Agreement (other than rights with respect to indemnities and similar rights applicable to that Lender prior to the date of that purchase and assumption) and will be relieved from all obligations to Borrowers under this Agreement, and the Replacement Lender will succeed to the rights and obligations of that Lender under this Agreement.

8.6 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, or 8.3 will be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1, and the provisions of Section 8.1 will survive repayment of the Obligations, cancellation of any Note(s) and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans under this Agreement, Holdings and each Borrower represents and warrants to Administrative Agent and the Lenders that:

9.1 Organization. Each of the Loan Parties and their Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization, and each of the Loan Parties and their Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, that qualification is required, except for any jurisdiction where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

9.2 Authorization; No Conflict.

(a) Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies under this Agreement, and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.

(b) The execution, delivery, and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by each Borrower under this Agreement, do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval that has been obtained and is in full force and effect); (ii) conflict with (A) any provision of law, (B) the organizational documents or governing documents of any Loan Party, or (C) any agreement, indenture, instrument, or other document, or any judgment, order, or decree, that is binding upon any Loan Party or any of their respective properties; or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid, and binding obligation of that Person, enforceable against that Person in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The Financial Statements, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of any such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates covered in the Financial Statements and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since December 31, 2017, there has been no material adverse change in the financial condition, operations, assets, business, prospects, or properties of the Loan Parties and their Subsidiaries, taken as a whole.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Loan Parties’ knowledge, threatened against any of the Loan Parties and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than liability incident to any such litigation or proceedings, none of the Loan Parties and their Subsidiaries has any material contingent liabilities that are not listed in Schedule 9.6 or permitted by Section 11.1.

9.7 Ownership of Properties; Liens. Each of the Loan Parties and their Subsidiaries owns good title to and, in the case of owned real property, marketable title to, and in the case of leased real property, a valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges, and claims (including infringement claims with respect to any registered or issued patents, trademarks, service marks, and copyrights owned by that Loan Party and/or that Subsidiary), except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Administrative Agent.

9.8 Equity Ownership. All issued and outstanding Equity Interests of each of the Loan Parties and their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and all such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Equity Interests of each of the Loan Parties and their Subsidiaries as of the Closing Date. All of the issued and outstanding Equity Interests of Borrowers are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Equity Interests of each Wholly-Owned

Subsidiary is, directly or indirectly, owned by Holdings. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, or other similar agreements or understandings for the purchase or acquisition of any Equity Interests of any of the Loan Parties and their Subsidiaries.

9.9 Pension Plans.

(a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed 20% of the Total Plan Liability for all such Pension Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, each Pension Plan complies with all applicable requirements of law and regulations. No contribution failure under Section 430 of the Code, Section 303 of ERISA, or the terms of any Pension Plan has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, investigations, or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Borrower or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither any Borrower nor any other member of the Controlled Group has engaged in a transaction that resulted in a Pension Plan with an Unfunded Liability (applying the definition of Unfunded Liability on an individual Pension Plan basis) being transferred out of the Controlled Group, except as could not reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(b) (i) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (ii) neither any Borrower nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and (iii) neither any Borrower nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Compliance with Laws. Each of the Loan Parties and their Subsidiaries is in compliance in all respects with the requirements of all laws and all orders, writs, injunctions, and decrees applicable to it or to its properties, except where (a) that requirement of law or order, writ, injunction, or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.12 Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13 Taxes. Holdings and its Subsidiaries have timely filed all tax returns and reports required to be filed, and have paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing under this Agreement and the use of the proceeds thereof, with respect to each Borrower, individually, and the Loan Parties taken as a whole, (a) the fair value of its or their assets is greater than the amount of its or their liabilities (including disputed, contingent and unliquidated liabilities) as that value is established and liabilities evaluated in accordance with GAAP; (b) the present fair saleable value of its or their assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured; (c) it is, and they are, able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) it does not, and they do not, intend to, and it does not, and they do not, believe that it or they will, incur debts or liabilities beyond its or their ability to pay as those debts and liabilities mature; and (e) it is not, and they are not, engaged in or about to engage in business or a transaction for which its or their property would constitute unreasonably small capital.

9.15 Environmental Matters. The on-going operations of each of the Loan Parties and their Subsidiaries comply in all respects with all Environmental Laws, except for noncompliance that could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations, and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each of the Loan Parties and their Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries, and none of the properties or operations of the Loan Parties and their Subsidiaries, is subject to, and none of the Loan Parties and their Subsidiaries reasonably anticipates the issuance of, (a) any written order from or agreement with any federal, state, or local governmental authority, or (b) any judicial or docketed administrative or other proceeding respecting any Environmental Law, Environmental Claim, or Hazardous Substance that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal of any Loan Party or any Subsidiary thereof that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. None of the Loan Parties and their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances that could reasonably be expected to result in material liability to any of the Loan Parties and their Subsidiaries.

9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties and their Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement, or other risk assumption arrangement involving any of the Loan Parties and their Subsidiaries). Each of the Loan Parties and their Subsidiaries and their respective properties are insured with what are reasonably believed by Borrowers to be financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies of similar size, engaged in similar businesses, and owning similar properties in localities where the Loan Parties and their Subsidiaries operate.

9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any of the Loan Parties and their Subsidiaries, together with, in the case of leased property, the name and mailing address of the lessor of that property.

9.18 Information. All information heretofore or contemporaneously with this Agreement furnished in writing by any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated by this Agreement is, and all written information hereafter furnished by or on behalf of any of the Loan Parties and their Subsidiaries to Administrative Agent or any Lender pursuant to or in connection with this Agreement will be, true and accurate in every material respect on the date as of which that information is dated or certified, and none of that information is or will be incomplete by omitting to state any material fact necessary to make that information not misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by Borrowers are based on good faith estimates and assumptions believed by Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).

9.19 Location of Bank Accounts. Schedule 9.19 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer or other securities intermediary, and all other similar accounts maintained by each Loan Party, together with a description thereof (including the bank, broker dealer, or securities intermediary at which each such account is maintained and the account number and the purpose thereof).

9.20 Burdensome Obligations. None of the Loan Parties and their Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its organizational documents or its governing documents that could reasonably be expected to have a Material Adverse Effect.

9.21 Intellectual Property. Except as set forth on Schedule 9.21, each of the Loan Parties and their Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits, and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for any infringements and conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 9.21 is a complete and accurate list as of the Closing Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits, and other intellectual property rights of each of the Loan Parties and their Subsidiaries. No slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any of the Loan Parties and their Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for any infringements and conflicts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To each Loan Party’s knowledge, no patent, invention, device, application, principle, or any statute, law, rule, regulation, standard, or code is pending or proposed, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.22 Material Contracts. Set forth on Schedule 9.22 is a complete and accurate list as of the Closing Date of all Material Contracts of each of the Loan Parties and their Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each of the Loan Parties and their Subsidiaries that is a party thereto and, to each Loan Party’s knowledge, all other parties thereto in accordance with its terms; (b) has not been otherwise amended or modified; and (c) is not in default due to the action of any of the Loan Parties and their Subsidiaries or, to the knowledge of any Loan Party, any other party thereto.

9.23 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary thereof before any governmental authority and no grievance or arbitration proceeding pending or threatened against any of the Loan Parties and their Subsidiaries that arises out of or under any collective bargaining agreement; (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any of the Loan Parties and their Subsidiaries; or (c) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any of the Loan Parties and their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of the Loan Parties and their Subsidiaries. None of the Loan Parties and their ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law that remains unpaid or unsatisfied. The hours worked and payments made to employees of each of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent any such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any of the Loan Parties and their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of that Loan Party or that Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.24 No Bankruptcy Filing. None of the Loan Parties and their Subsidiaries is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of that Loan Party’s or that Subsidiary’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against any of the Loan Parties and their Subsidiaries.

9.25 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 9.25 sets forth a complete and accurate list as of the Closing Date of (a) the exact legal name of each of the Loan Parties and their Subsidiaries; (b) the jurisdiction of organization of each of the Loan Parties and their Subsidiaries; (c) the organizational identification number of each Loan Party (or indicates that that Loan Party has no organizational identification number); (d) each place of business of each of the Loan Parties and their Subsidiaries; (e) the chief executive office of each of the Loan Parties and their Subsidiaries; and (f) the federal employer identification number of each Loan Party.

9.26 Locations of Collateral. As of the Closing Date, there is no location at which any Loan Party has any Collateral (except for inventory in transit in the ordinary course of business) other than those locations listed on Schedule 9.26. Schedule 9.26 contains a true, correct, and complete list, as of the Closing Date, of the names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and that named Person’s assigns.

9.27 Security Interests. The Guaranty and Collateral Agreement creates in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a legal, valid, and enforceable security interest in the Collateral. Upon the filing of the UCC-1 financing statements described in Section 12.1.13 and the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests in and Liens on the Collateral granted under the Guaranty and Collateral Agreement will be perfected, first-priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of those security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law; (b) the recording of the collateral assignments referred to in the Guaranty and Collateral Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights; and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

9.28 No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt under this Agreement or under any other Loan Document.

9.29 Hedging Agreements. None of the Loan Parties and their Subsidiaries is a party to, nor will it be a party to, any Hedging Agreement other than bona fide (not speculative) Hedging Agreements constituting Bank Product Obligations, in each case, in form and substance reasonably acceptable to Administrative Agent.

9.30 OFAC. Each of the Borrowers and their Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of the Borrowers and their Subsidiaries and Affiliates is (a) a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with that Person; or (c) controlled by (including, without limitation ,by virtue of that Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

9.31 Patriot Act. Each of the Borrowers and their Subsidiaries and Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (b) the Patriot Act; and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

9.32 Related Agreements.

(a) The Loan Parties have furnished Administrative Agent true and correct copies of the Related Agreements.

(b) The Loan Parties have duly taken all necessary company action to authorize the execution, delivery, and performance of the Related Agreements and the consummation of transactions contemplated by the Related Agreements.

(c) The Related Transaction will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner, and other material consents, approvals, and exemptions required to be obtained by the Loan Parties and, to each Loan Party’s knowledge, each other party to the Related Agreements in connection with the Related Transaction will be, prior to consummation of the Related Transaction, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transaction will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transaction.

(d) The execution and delivery of the Related Agreements did not, and the consummation of the Related Transaction will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment, or decree of any court or governmental body binding on any Loan Party or, to any Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument, or other document, or any judgment, order, or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to any Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.

(e) As of the Closing Date, no statement or representation made in the Related Agreements by any Loan Party or, to any Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect.

9.33 Holdings. Holdings is not and has not, directly or indirectly, engaged in any business activities, does not hold and has not held any material assets, has not granted any Lien, and has not incurred any Debt, other than (a) acting as a holding company and transactions incidental thereto; (b) entering into the Loan Documents and the transactions required in this Agreement or permitted in this Agreement to be performed by Holdings; (c) receiving and distributing the dividends, distributions, and payments permitted to be made to Holdings pursuant to Section 11.3; (d) entering into the Management Agreement, engagement letters and similar agreements with attorneys, accountants, and other professionals and performing its obligations (including making any payments) thereunder; and (e) issuing Equity Interests and performing its obligations under its organizational documents, its governing documents, and agreements with the holders of its Equity Interests.

SECTION 10 AFFIRMATIVE COVENANTS.

Until Payment in Full, Holdings and each Borrower shall, unless at any time the Required Lenders otherwise expressly consent in writing, do the following:

10.1 Reports, Certificates and Other Information. Furnish or cause Borrower Representative to furnish to Administrative Agent and each Lender:

10.1.1 Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of Holdings and its Subsidiaries for that Fiscal Year, including consolidated balance sheets and statements of earnings and cash flows of Holdings and its Subsidiaries as at the end of that Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Holdings and reasonably acceptable to Administrative Agent, together with (i) a written statement from those accountants to the effect that in making the examination necessary for the signing of that annual audit report by those accountants, nothing came to their attention that caused them to believe that Borrowers were not in compliance with any provision of Section 11.12 insofar as that provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrowers were not in compliance with any such provision, describing that non-compliance in reasonable detail; and (ii) a comparison with the budget for that Fiscal Year and a comparison with the previous Fiscal Year; and (b) a balance sheet of Holdings and its Subsidiaries as of the end of that Fiscal Year and statement of earnings and cash flows for Holdings and its Subsidiaries for that Fiscal Year, certified by a Senior Officer of Holdings.

10.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each month, consolidated balance sheets of Holdings and its Subsidiaries as of the end of that month, together with consolidated statements of earnings and a consolidated statement of cash flows for that month and for the period beginning with the first day of that Fiscal Year and ending on the last day of that month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for that period of the current Fiscal Year, and consolidating balance sheets of any Subsidiaries or business units on whose results the payment of any Earnout Obligations under any Material Contract are based, together with consolidated statements of earnings and a consolidating statement of cash flows for that month and for the period beginning with the first day of that Fiscal Year and ending on the last day of that month, together with a comparison with the corresponding period of the previous Fiscal Year, together with a management discussion and analysis, all certified by a Senior Officer of Holdings. Promptly when available and in any event within 30 days after the end of each month, a preliminary internal monthly financial report. Promptly when available and in any event within 45 days of June 30, 2018, a balance sheet of the Target Business as of the end of that month, together with a statement of earnings and a statement of cash flows for that month, in each case prepared by management of W4.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2 for the last month of any Fiscal Quarter, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of that annual report or those statements and signed by a Senior Officer of Holdings, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 11.12; (b) if not included in the computations under clause (a), a computation of the Interest Coverage Ratio; (c) a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and a certification to the effect that that Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (d) a written statement of Holdings’ management setting forth a discussion of the Holdings’ and its Subsidiaries’ financial condition, changes in financial condition, and results of operations.

10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic, or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5 Notice of Default, Litigation, and ERISA Matters. Promptly after any Senior Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Parties and their Subsidiaries affected thereby with respect thereto:

(a) the occurrence of a Default or an Event of Default;

(b) the commencement of, or any material development in, any litigation or proceeding affecting any of the Loan Parties and their Subsidiaries or their respective property (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more in the aggregate for all such litigations or proceedings; (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; or (iii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan; (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if that failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan; (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or that Pension Plan; (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, fine, or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan); (v) any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare benefit plan or other employee benefit plan of any of the Loan Parties and their Subsidiaries; or (vi) any notice that any Multiemployer Pension Plan may increase contributions to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by any Loan Party;

(e) any violation of, or non-compliance with, any material requirement of law by any Loan Party; or

(f) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, or (ii) the enactment or effectiveness of any law, rule, or regulation) that could reasonably be expected to have a Material Adverse Effect.

10.1.6 Real Estate. Promptly upon any of the Loan Parties and their Subsidiaries acquiring or leasing any real property after the Closing Date, an updated version of Schedule 9.17 showing information as of the date of delivery.

10.1.7 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Holdings or any Borrower by independent auditors in connection with each annual or interim audit made by those auditors of the books of Holdings or any Borrower.

10.1.8 Projections. As soon as practicable, and in any event not later than 30 days before the commencement of each Fiscal Year, financial projections for Holdings and its Subsidiaries for that Fiscal Year (including a business plan, monthly operating and cash flow budgets and a capital expenditures budget) prepared in a manner consistent with the projections delivered by Borrower Representative to Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent, accompanied by a certificate of a Senior Officer of Borrower Representative to the effect that (a) the projections were prepared by Holdings in good faith; (b) Holdings has a reasonable basis for the assumptions contained in the projections, as of the date of delivery; and (c) the projections have been prepared in accordance with those assumptions (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by the Loan Parties are based on good-faith estimates and assumptions believed by Holdings to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).

10.1.9 Material Contract Notices. Promptly following receipt, copies of any material notices (including notices of default and notices relating to any Earnout Obligations) received in connection with any Material Contract, excluding any insertion orders received from any customer in accordance with a Material Contract, and of any notices, certificates or other documents delivered by a Loan Party to the holder of any Earnout Obligations and relating to such obligations.

10.1.10 Enterprise Resource Planning. Not less than six (6) months prior to the commencement of any program or process to implement a material change, consolidation or modification of a Loan Party’s information technology and/or enterprise resource planning software system, the Borrowers shall provide notice of such proposed change, consolidation or modification to Administrative Agent. From the commencement of such program or process through the completion of such change, consolidation or modification, the Borrowers shall provide Administrative Agent an update on the progress of such change, consolidation or modification concurrently with the delivery of the written statement required to be delivered pursuant to clause (d) of Section 10.1.3 relating to the Borrower’s financial condition, changes in financial condition and results of operations.

10.1.11 Other Information. Promptly from time to time, all other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning any of the Loan Parties and their Subsidiaries or their respective properties or business as any Lender or Administrative Agent reasonably requests.

10.2 Books, Records, and Inspections. Keep, and cause each of the Loan Parties and their Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, any Lender or Administrative Agent or any representative, agent, or advisor thereof to inspect the properties and operations of the Loan Parties and their Subsidiaries; and permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative, agent, or advisor thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Borrower hereby authorizes all such independent auditors to discuss those financial matters with any Lender or Administrative Agent or any representative, agent, or advisor thereof), and to examine (and photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party and each Subsidiary of each Loan Party to permit, Administrative Agent and its representatives, agents, and advisors to inspect the inventory and other tangible assets of the Loan Parties and their Subsidiaries, to perform appraisals of the equipment of the Loan Parties and their Subsidiaries, and to inspect, audit, conduct physical counts and perform valuations thereof, and to audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory, accounts, and any other Collateral. All such visits, inspections, appraisals or audits by Administrative Agent and its representatives, agents, and advisors will be at Borrowers’ expense, except that so long as no Default or Event of Default exists, Borrowers will not be required to reimburse Administrative Agent in any Fiscal Year for more than one such visit, inspection, appraisal, or audit.

10.3 Maintenance of Property; Insurance.

(a) Keep, and cause each of the Loan Parties and their Subsidiaries to keep, all property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each of the Loan Parties and their Subsidiaries to maintain, with responsible insurance companies, all insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it, general liability insurance and business interruption insurance in such amounts and duration, and with such deductibles, as are acceptable to Administrative Agent in its reasonable determination, and all other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which must insure against all risks and liabilities of the type identified on Schedule 9.16 and must have insured amounts no less than, and deductibles no higher than, those set forth on that schedule; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or that Lender original or electronic copies of policies evidencing that insurance and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and their Subsidiaries. Borrowers shall cause each issuer of an insurance policy in respect of any Loan Party to provide Administrative Agent with an endorsement (i) showing Administrative Agent as lender’s loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance; (ii) providing that 30 days’ notice will be given to Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to that policy; and (iii) reasonably acceptable in all other respects to Administrative Agent. Each Loan Party shall execute and deliver to Administrative Agent a collateral assignment, in form and substance reasonably satisfactory to Administrative Agent, of each business interruption insurance policy maintained by that Loan Party.

(c) Unless Borrowers provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense, after notice to Borrower Representative, to protect Administrative Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect any Loan Party’s interests. The coverage that Administrative Agent purchases might not pay any claim that is made against any Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that might be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing under this Agreement. The costs of the insurance may be more than the cost of the insurance the Loan Parties might be able to obtain on their own.

10.4 Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each of the Loan Parties and their Subsidiaries to comply, in all respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) Without limiting Section 10.4(a), ensure, and cause each of the Loan Parties and their Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls any of the Loan Parties and their Subsidiaries is (i) listed on the SDN List maintained by OFAC and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order, or regulation; or (ii) a Person designated under Section 1(b), (c), or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders.

(c) Without limiting Section 10.4(a), comply, and cause each of the Loan Parties and their Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(d) Pay, and cause each of the Loan Parties and their Subsidiaries to pay, prior to delinquency, all material taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property, but none of the Loan Parties and their Subsidiaries will be required under this Section 10.4(d) to pay any such tax or charge so long as that Loan Party or that Subsidiary is contesting the validity thereof in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and, in the case of a claim that could become a Lien on any Collateral, those contest proceedings stay the foreclosure of that Lien or the sale of any portion of the Collateral to satisfy that claim.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause each of the Loan Parties and their Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes that qualification necessary (other than any such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans solely (a) to finance a portion of the Related Transaction, (b) solely in the case of Term A Loans, to pay the Closing Date Shareholder Distribution, (c) solely in the case of Term A Loans, to repay the Debt to be Repaid, (d) for working capital purposes, (e) for general business purposes (including without limitation, in the case of Delayed Draw Term Loans and Revolving Loans, to fund Permitted Acquisitions), (f) solely in the case of Revolving Loans, to fund payments under and in accordance with Section 6.2.2(b)(v) solely to the extent cash on hand is not available to satisfy such payment in full and the Liquidity Condition shall have been satisfied, (g) solely in the case of Revolving Loans to fund payments in respect of Earnout Obligations permitted to be paid hereunder, and (h) solely in the case of Additional Term A Loans, to pay the Additional Term A Loan Distribution; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to, (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that could reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii), and (iii) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.8 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances occurs or has occurred on any real property or any other assets of any of the Loan Parties and their Subsidiaries, then Borrowers shall, or shall cause the applicable Loan Party or the applicable Subsidiary of a Loan Party to, cause the prompt containment and removal of those Hazardous Substances and the remediation of that real property or other assets as necessary to comply with all applicable Environmental Laws and to preserve in all material respects the value of that real property or other assets. Without limiting the generality of the foregoing, Borrowers shall, and shall cause the Loan Parties and their Subsidiaries to, comply with any applicable federal or state judicial or administrative order requiring the performance at any real property of any of the Loan Parties and their Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Holdings and Borrowers shall, and shall cause their Subsidiaries to, dispose of all Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9 Further Assurances. Take, and cause each other Loan Party to take, all actions as are necessary or as Administrative Agent or the Required Lenders reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first-priority perfected Lien in favor of Administrative Agent (subject to Permitted Liens) on substantially all of the assets of each Loan Party (as well as all Equity Interests of each Borrower, each Domestic Subsidiary, and each Foreign Subsidiary, except that (x) no Excluded Assets shall be required to be pledged in favor of the Administrative Agent and (y) no more than 65% of all Equity Interests of (a) each direct Foreign Subsidiary, and (b) each Domestic Foreign Holding Company will be required to be pledged) and guaranteed by each Loan Party (including, immediately upon the acquisition or creation thereof (or any longer period Administrative Agent agrees to in its sole discretion), any Subsidiary acquired or created after the Closing Date, but excluding each direct Foreign Subsidiary and each Domestic Foreign Holding Company), in each case to the extent determined by Administrative Agent, in its sole discretion, not to be prohibited by applicable law and as Administrative Agent reasonably determines, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages (excluding leasehold mortgages), deeds of trust (including, without limitation, leasehold deeds of trust), financing statements, opinions of counsel, and other documents, in each case in form and substance reasonably satisfactory to Administrative Agent, and the filing or recording of any of the foregoing; (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession; and (iii) with respect to any fee owned real property acquired by any Loan Party after the Closing Date with a fair market value in excess of $1,000,000, the delivery (to the extent requested by Administrative Agent) within 60 days after the date that real property was acquired (or any longer period Administrative Agent agrees to in its sole discretion) of a duly executed Mortgage with respect to that real property providing for a fully perfected Lien, in favor of Administrative Agent, in all right, title and interest of the applicable Loan Party in that real property, together with all Mortgage-Related Documents and a legal opinion of special counsel for the applicable Loan Party for the state in which that real property is located in form and substance reasonably acceptable to Administrative Agent. Notwithstanding any provision of this Agreement to the contrary, in no event will more than 65% of the total combined voting power of all classes of stock of any Foreign Subsidiary or Domestic Foreign Holding Company of any Loan Party be required to be pledged to secure or otherwise indirectly secure the Obligations, and, for the avoidance of doubt, no Foreign Subsidiary or Domestic Foreign Holding Company will be required to be a guarantor of any Obligations unless specifically agreed to by Borrowers. Notwithstanding anything to the contrary in the foregoing, (i) in the event of a Permitted Acquisition (or series of related Permitted Acquisitions) having (x) aggregate consideration (cash and non-cash) to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the maximum amount payable in connection with any deferred purchase price obligation (including any Earnout Obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with that Permitted Acquisition) of at least $8,000,000 or (ii) cash consideration to be paid by the Loan Parties of at least $5,000,000, the Loan Parties shall not be required to satisfy the obligations of this Section 10.9 with respect to any Subsidiary acquired in such Permitted Acquisition (or the Equity Interests therein) prior to the date that is 30 days following the date of such Permitted Acquisition (or any such later date Administrative Agent agrees in its sole discretion) and (ii) no perfection steps shall be required under any certificate of title legislation with respect to goods subject to such certificate of title legislation.

10.10 Deposit Accounts. Unless Administrative Agent otherwise consents in writing, maintain, and cause each other Loan Party to maintain, all of their deposit accounts and securities accounts, other than Excluded Deposit Accounts, with an institution that has entered into one or more Control Agreements with Administrative Agent and the applicable Loan Party granting “control” (as defined in the UCC) of each applicable account to Administrative Agent.

10.11 Certain Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, the Borrowers shall, and shall cause each applicable Loan Party, to take such actions set forth on Annex C within the timeframes set forth on such Annex.

SECTION 11 NEGATIVE COVENANTS

Until Payment in Full, Holdings and each Borrower shall, unless at any time the Required Lenders otherwise expressly consent in writing, do the following:

11.1 Debt. Not, and not permit any of the Loan Parties and their Subsidiaries to, create, incur, assume, or suffer to exist any Debt, except the following:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt of any of the Loan Parties (other than Holdings) and their Subsidiaries secured by Liens permitted by Section 11.2(d), and extensions, renewals, replacements, and refinancings thereof, so long as the aggregate amount of all such Debt at any time outstanding does not exceed $500,000;

(c) Debt of any Loan Party (other than Holdings) to any other Loan Party (other than Holdings), so long as (i) that Debt is evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and (ii) the obligations under that demand note are subordinated to the obligations of the Loan Parties under the Loan Documents (including the Obligations of Borrowers under this Agreement) in a manner reasonably satisfactory to Administrative Agent;

(d) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(e) Debt described on Schedule 11.1(a) and any extension, renewal, replacement or refinancing thereof so long as the principal amount thereof is not increased;

(f) the Debt to be Repaid (so long as that Debt is repaid on the Closing Date with the proceeds of the initial Loans under this Agreement);

(g) Contingent Liabilities arising with respect to (i) customary indemnification obligations by any of the Loan Parties (other than Holdings) and their Subsidiaries in favor of purchasers in connection with dispositions permitted under Section 11.4, and (ii) the guaranty by any of the Loan Parties (other than Holdings) and their Subsidiaries of a lease, sublease, license, or sublicense entered into in the ordinary course of business by another Loan Party or any Subsidiary thereof;

(h) Earnout Obligations described on Schedule 11.1(b) and Earnout Obligations of the Loan Parties incurred in connection with Permitted Acquisitions so long as, in the case of Earnout Obligations incurred in connection with Permitted Acquisitions consummated after the Closing Date, unless the Administrative Agent may otherwise agree in its sole discretion, such Earnout Obligations (other than Earnout Obligations in an aggregate amount (based on the maximum amount that may become payable under any applicable Material Contract) not to exceed $1,500,000) are subject to a Subordination Agreement;

(i) other unsecured Debt of the Loan Parties and their Subsidiaries in an aggregate outstanding amount not at any time exceeding $500,000;

(j) to the extent constituting Debt, cash management obligations and other Debt in respect of cash management services in the ordinary course of business and Debt arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k) Hedging Obligations permitted under Section 9.29 in an aggregate amount not to exceed $500,000 with respect to agreements entered into for bona fide hedging purposes and not for speculative purposes, to protect against the Loan Parties’ actual exposure to interest rates; and

(l) Debt consisting of the financing of insurance premiums in the ordinary course of business.

11.2 Liens. Not, and not permit any of the Loan Parties and their Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets, or rights of whatsoever nature (whether now owned or hereafter acquired), except the following:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b) Liens arising in the ordinary course of business any of the Loan Parties (other than Holdings) and their Subsidiaries (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 11.2 as of the Closing Date and renewals and extensions thereof on the assets currently subject to those Liens;

(d) subject to the limitation set forth in Section 11.1(b), the following: (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (ii) Liens existing on property at the time of the acquisition thereof by any of the Loan Parties (other than Holdings) and their Subsidiaries (and not created in contemplation of that acquisition); and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring that property, so long as any such Lien attaches to the applicable property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title, and other similar real estate Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary thereof;

(f) leases, subleases, licenses, or sublicenses of the assets or properties of any of the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of any of the Loan Parties and their Subsidiaries;

(g) customary set-off rights against depository accounts permitted under this Agreement in favor of banks at which any of the Loan Parties and their Subsidiaries maintains any such depository accounts, so long as those set-off rights secure only the obligations of that Loan Party or that Subsidiary to pay ordinary course fees and bank charges;

(h) Liens consisting of precautionary filings of UCC financing statements filed with respect to Operating Leases permitted under this Agreement and any interest of title of a lessor under any Operating Lease permitted under this Agreement;

(i) Liens arising under the Loan Documents;

(j) Liens arising from judgments in circumstances not constituting an Event of Default;

(k) Liens in favor of public utilities or any governmental entity when required by the utility or other authority in connections with the supply of services or utilities to the Borrower or its Subsidiaries;

(l) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection;

(m) Liens attaching to securities accounts or brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts (including any restriction on the use of such cash and Cash Equivalents or investment property);

(o) Liens on deposit accounts and escrow accounts and amounts therein securing indemnification obligations of the Borrower and its Subsidiaries not prohibited hereunder;

(p) customary Liens in favor of providers of credit card processing services that arise by contract in the ordinary course of business;

(q) good faith cash earnest money deposits made under escrow agreements in connection with a Permitted Acquisition or any other Investment or letter of intent or purchase agreement permitted hereunder;

(r) Uniform Commercial Code financing statements or similar public filings that are filed as a precautionary measure in connection with Operating Leases or consignment of goods in the ordinary course of business; and

(s) other Liens incurred in the ordinary course of business of the Loan Parties and their Subsidiaries with respect to obligations that do not in the aggregate exceed $500,000 at any time outstanding.

11.3 Restricted Payments. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) make any dividend or distribution to any holders of its Equity Interests; (b) purchase or redeem any of its Equity Interests; (c) pay any management fees, transaction-based fees, or similar fees to any of its equity holders or any Affiliate thereof, including Management Fees; (d) make any payment on account of (x) any Earnout Obligations or (y) any other Debt that has been contractually subordinated in right of payment to the Obligations if that payment is not permitted at that time under the applicable subordination terms and conditions; or (e) set aside funds for any of the foregoing, except that:

(i) any Subsidiary may pay dividends or make other distributions to a Loan Party (other than Holdings) and any Loan Party may pay dividends or make other distributions to any Borrower or any Subsidiary of any Borrower;

(ii) Borrowers may pay the Management Fees in an aggregate amount not exceeding $300,000 in any Fiscal Year so long as no Default or Event of Default exists or would result therefrom, and any management fees that are not permitted to be paid pursuant to this clause (ii) may be accrued and paid in cash at any time that the provisions of this clause (ii) are satisfied immediately before after giving effect to that cash payment;

(iii) for so long each of Holdings and the Company is classified as a “partnership” or a “disregarded” entity for purposes of the Code, the Company may distribute to Holdings and Holdings may distribute to each of its members a Tax Distribution (which may be paid quarterly);

(iv) the Company may make payments in respect of Earnout Obligations permitted under Section 11.1(j) so long as (A) no Default or Event of Default exists or would result therefrom, (B) the Fixed Charge Coverage Ratio would not be less than 1.00 to 1.00 as of the last day of the most recently-ended Fiscal Quarter after giving effect to such payment on a pro forma basis as though such payment were made during the Computation Period Ending on such day and (C) the Liquidity Condition shall have been satisfied before and after giving effect to the proposed payment; provided that in the case of any such payment made on or after January 1, 2020, the Liquidity Condition shall not be required to be satisfied so long as (x) the sum of Revolving Loan Availability and the aggregate amount of unrestricted cash of the Loan Parties held in Collateral Accounts is not less than $1,500,000 before and after giving effect to the proposed payment and (y) within 90 days of the making of such payment, the Liquidity Condition shall be satisfied and shall be satisfied for a period of at least ten consecutive Business Days;

(v) the Company may make a distribution to Holdings in an amount not to exceed the Closing Date Shareholder Distribution and Holdings may make the Closing Date Shareholder Distribution, in each case by not later than 10 days after the Closing Date; and

(vi) so long as no Default or Event of Default exists or would result, the Company may make a distribution (the “Additional Term A Loan Distribution”) to Holdings in an amount not to exceed the aggregate amount of Additional Term A Loans made pursuant to Section 2.1.2(c) and Holdings may make the Additional Term A Loan Distribution, in each case by not later than 10 days after the date such Additional Term A Loans are made.

11.4 Mergers, Consolidations, Sales. Not, and not permit any of the Loan Parties and their Subsidiaries to, (a) be a party to any merger or consolidation; (b) sell, transfer, dispose of, convey, or lease any of its assets or Equity Interests (including the sale of Equity Interests of any Subsidiary); (c) sell or assign with or without recourse any receivables; or (d) purchase or otherwise acquire all or substantially all of the assets or any Equity Interests, or any partnership or joint venture interest in, any other Person or make any Acquisition, except the following:

(i) any such merger, consolidation, sale, transfer, acquisition, conveyance, lease, or assignment of or by any Borrower or Subsidiary with and into any Borrower so long as (A) no other provision of this Agreement would be violated thereby; (B) that Borrower gives Administrative Agent at least 15 days’ prior written notice of that merger or consolidation; (C) no Default or Event of Default has occurred and is continuing either before or after giving effect to that transaction; and (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by that merger or consolidation;

(ii) mergers, consolidations, or Acquisitions which are Permitted Acquisitions; and

(iii) sales, leases, assignments, conveyances, other transfers for value and dispositions of assets (A) of the type specifically described in clauses (b) through (d) of the definition of “Asset Disposition”, (B) that are redundant to the business of any Loan Party, no longer used or useful, worn out or obsolete or of no material value, or (C) for fair market value, so long as (1) no Default or Event of Default exists or would result therefrom, (2) not less than 75% of the aggregate sales price is paid in cash, and (3) the Net Proceeds of which do not exceed $1,000,000 in the aggregate in any Fiscal Year.

11.5 Modification of Certain Documents; Organizational Form.

(a) Not permit the organizational documents or governing documents of any Loan Party to be amended or modified in any way that could reasonably be expected to materially adversely affect the interests of the Lenders.

(b) Not change, or allow any Loan Party to change, its state of formation or its organizational form without providing the Administrative Agent at least 15 Business Days’ prior notice, providing such know-your-customer and similar documentation as any Lender may reasonably request and taking any action reasonably requested by the Administrative Agent to ensure the continued perfection of the Administrative Agent’s Liens on the assets of such Loan Party; provided that no such change shall be permitted in respect of the Company unless the Administrative Agent shall otherwise agree.

11.6 Transactions with Affiliates. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into, or cause, suffer, or permit to exist any transaction, arrangement, or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates (except to the extent expressly permitted by Sections 11.3 and 11.4(i)).

11.7 Inconsistent Agreements. Not, and not permit any of the Loan Parties and their Subsidiaries to, enter into any agreement containing any provision that would (a) be violated or breached by any borrowing by Borrowers under this Agreement or by the performance by any Loan Party of any of its Obligations under this Agreement or under any other Loan Document; (b) prohibit any Loan Party from granting to Administrative Agent and the Lenders a Lien on any of its assets; or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Holdings, any Borrower or any other Subsidiary, or pay any Debt owed to Holdings, any Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party, or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending any such sale, so long as those restrictions and conditions apply only to the Subsidiary to be sold and that sale is permitted under this Agreement (but those); (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases, and other secured Debt permitted by this Agreement, so long as those restrictions or conditions apply only to the property or assets securing that Debt; and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.8 Business Activities. Not, and not permit any of the Loan Parties and their Subsidiaries to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related or reasonably complementary thereto or, in the case of Holdings, engage in any business activities or hold any material assets other than those described in Section 9.33 or directly own any Equity Interests other than Equity Interests in the Company.

11.9 Investments. Not, and not permit any of the Loan Parties and their Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by Holdings, Borrowers or any Subsidiary to the capital of any Borrower (or any other equity investment by any such Person in any Borrower);

(b) Investments constituting Debt permitted by Section 11.1;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) subject to Section 10.10, bank deposits in the ordinary course of business;

(f) Investments consisting of securities or instruments received pursuant to a disposition of assets permitted by this Agreement;

(g) Investments constituting Permitted Acquisitions;

(h) Investments in any Person that becomes a Subsidiary after the Closing Date in connection with any Permitted Acquisition and becomes a Loan Party;

(i) Investments in Subsidiaries that (i) are Loan Parties on the Closing Date or (ii) become Loan Parties after the Closing Date;

(j) non-cash consideration received pursuant to the consummation of asset dispositions and Permitted Acquisitions, in each case permitted under this Agreement;

(k) bank deposits established in accordance with the Loan Documents;

(l) Investments listed on Schedule 11.9 as of the Closing Date;

(m) accounts receivables generated in the ordinary course of business; and

(n) other Investments in an aggregate amount not to exceed $500,000.

11.10 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under (a) any Related Agreement or Material Contract, other than amendments, modifications, and waivers not adverse to the interests of Lenders in any material respect; or (b) the provisions of Holdings’ limited liability company agreement with respect to Management Fees, other than amendments, modifications, and waivers not adverse to the interests of Lenders (it being understood that any amendment, modification, or waiver increasing or expanding the payment obligations of any Loan Party beyond payments permitted under Section 11.3(ii) will be deemed to be adverse to the interests of Lenders).

11.11 Fiscal Year. Not, and not permit any of the Loan Parties and their Subsidiaries to, change its Fiscal Year.

11.12 Financial Covenants.

11.12.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.00 to 1.00.

11.12.2 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for that Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
September 30, 2018	5.25 to 1.00
December 31, 2018	5.25 to 1.00
March 31, 2019	5.25 to 1.00
June 30, 2019	5.25 to 1.00
September 30, 2019	5.25 to 1.00
December 31, 2019	4.75 to 1.00
March 31, 2020	4.75 to 1.00
June 30, 2020	4.75 to 1.00
September 30, 2020	4.75 to 1.00
December 31, 2020	4.25 to 1.00
March 31, 2021	4.25 to 1.00
June 30, 2021	4.25 to 1.00
September 30, 2021	4.25 to 1.00
December 31, 2021 and the last day of each Fiscal Quarter thereafter	4.00 to 1.00

11.13 Compliance with Laws. Borrowers shall not, and shall not permit any of the Loan Parties and their Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 9.30 and 9.31.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The effectiveness of this Agreement and the obligation of each Lender to make its Loans are subject to the following conditions precedent:

12.1 Conditions to Effectiveness. The effectiveness of this Agreement, and the obligation of the Lenders to make the Loans, are, in addition to the conditions precedent specified in Section 12.2 and Section 12.3, subject to satisfaction of the following conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”), it being agreed that the request by Borrower Representative for the making of any initial Loan on the Closing Date will be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in this Section 12.1 will be satisfied at the time of the making of that Loan unless waived in writing by Administrative Agent:

12.1.1 Agreement, Notes, and other Loan Documents. Administrative Agent has received the following, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent: (a) this Agreement; (b) to the extent requested by any Lender, one or more Notes made payable to that Lender; (c) the Guaranty and Collateral Agreement, together with all instruments, transfer powers, and other items required to be delivered in connection with the Guaranty and Collateral Agreement; and (d) all other Loan Documents.

12.1.2 Authorization Documents. For each Loan Party, Administrative Agent has received the following, each in form and substance satisfactory to Administrative Agent: (a) that Person’s charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in that Person’s state of incorporation (or formation) and in each other state in which that Person is qualified to do business if reasonably requested by Administrative Agent; (c) that Person’s bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing that Person’s execution, delivery, and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of that Person’s officers and/or managers executing any of the Loan Documents (which certificates Administrative Agent and each Lender may conclusively rely on until formally advised by a like certificate of any changes in any such certificate), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc. Administrative Agent has received certified copies of all documents evidencing any necessary company action, consents and governmental approvals (if any) required for the execution, delivery, and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4 Letter of Direction. Administrative Agent has received a letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date, duly executed and dated as of the Closing Date, in form and substance satisfactory to Administrative Agent.

12.1.5 Collateral and Diligence Questionnaire. Administrative Agent has received a Collateral and Diligence Questionnaire completed and executed by each Loan Party, in form and substance satisfactory to Administrative Agent.

12.1.6 Opinions of Counsel. Administrative Agent has received opinions of counsel for each Loan Party, including local counsel reasonably requested by Administrative Agent, each duly executed and dated as of the Closing Date (or any earlier date satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent.

12.1.7 Insurance. Administrative Agent has received evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.8 Related Transaction.

(a) Administrative Agent has received copies of the Material Contracts certified by the secretary or assistant secretary (or similar officer) of Borrower Representative as being true, accurate, and complete.

(b) Administrative Agent has received (i) evidence, reasonably satisfactory to Administrative Agent, that Borrowers have completed, or concurrently with the initial credit extension hereunder will complete, the Related Transaction in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by the Lenders); and (ii) evidence, reasonably satisfactory to Administrative Agent, that the purchase price for the Related Transaction, including cash for working capital and any potential earn out payments, shall not be greater than $41,071,428.57, of which purchase price the portion payable in cash on the Closing Date shall not be greater than $12,500,000, in each case, excluding cash for working capital in accordance with the Purchase Agreement.

12.1.9 Payment of Fees. Administrative Agent has received evidence of payment by Borrowers of all accrued and unpaid fees, costs, and expenses to the extent then due and payable on the Closing Date (including, without limitation, fees under the Agent Fee Letter), together with all Attorney Costs of Administrative Agent to the extent invoiced prior to the Closing Date, plus all additional amounts of Attorney Costs that constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (but no such estimate will preclude a final settling of accounts between Borrowers and Administrative Agent in respect of those Attorney Costs).

12.1.10 Debt to be Repaid. Administrative Agent has received evidence, reasonably satisfactory to Administrative Agent, that all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing the Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated.

12.1.11 Solvency Certificate. Administrative Agent has received a solvency certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of the Borrower Representative.

12.1.12 Search Results; Lien Terminations. Administrative Agent has received certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of all such financing statements; (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto, and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens); (c) Uniform Commercial Code termination statements pertaining to previously terminated financing, lease, and/or consignment relationships for which financing statements remain of record, in each case as Administrative Agent reasonably requests; and (d) all other Uniform Commercial Code termination statements as Administrative Agent reasonably requests.

12.1.13 Filings, Registrations, and Recordings. Administrative Agent has received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered, or recorded in order to create in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, a perfected Lien on the collateral described therein (but only to the extent that perfection may be achieved by such a filing, registration, or recording), prior to any other Liens (subject only to Permitted Liens), in proper form for filing, registration, or recording.

12.1.14 Closing Certificate. Administrative Agent has received (a) a certificate, in form and substance satisfactory to Administrative Agent, executed by a Senior Officer of Borrower Representative on behalf of Borrowers certifying (i) the matters set forth in Section 12.2.1 as of the Closing Date, and (ii) as to the occurrence of the closing of the Related Transaction and that the closing has been consummated in accordance with the terms of the Related Agreements without waiver of any material condition thereof.

12.1.15 Financial Statements; Appraisals. Administrative Agent has received and is reasonably satisfied with the Financial Statements and all other historical and projected financial information of Loan Parties and their Subsidiaries requested by Administrative Agent.

12.1.16 No Material Adverse Effect. There has not occurred since December 31, 2017, any developments or events that, individually or in the aggregate with any other circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

12.1.17 Investment Documents. Administrative Agent has received confirmation of ownership and capital structure of the Loan Parties and be satisfied with the constituent documents of the Loan Parties and related investment agreements.

12.1.18 Financial Tests. Administrative Agent has received evidence satisfactory to it that (a) Borrowers have a 12-month adjusted EBITDA of at least $22,417,000 as of May 31, 2018, determined on a pro forma basis after giving effect to (i) the Related Transaction, (ii) the funding of the initial Loans as provided under this Agreement, including the payment of the Closing Date Shareholder Distribution and the payment of all fees, costs and expenses as set forth above, and (iii) year-end and other adjustments reasonably satisfactory to Administrative Agent, as reported on by PricewaterhouseCoopers LLP and/or Ernst & Young LLP; and (b) the Loan Parties have reasonably sufficient liquidity to operate their business plan and in an amount satisfactory to Administrative Agent (with no payables stretched beyond their customary payment practices).

12.1.19 Diligence. Administrative Agent has received and is satisfied with all due diligence materials requested by Administrative Agent (including, without limitation, all Material Contracts of the Loan Parties).

12.1.20 Financial Condition. Administrative Agent has completed a satisfactory examination of the financial condition of the Loan Parties, including, without limitation, the following: (a) review of the books (including historical, current, and interim financial statements), records, and assets of the Loan Parties; (b) review of all financial projections for Fiscal Year 2018; (c) satisfactory verification of business and competitive analysis, including, without limitation, site visits, one or more meetings with the Loan Parties’ key management and certain shareholders, examining market studies and existing industry intelligence provided by the Loan Parties, and conducting independent customer calls; and (d) receipt of a satisfactory review, conducted by PricewaterhouseCoopers LLP, of (i) the books and records of the Loan Parties (including historical cash flow), (ii) a quality-of-earnings report, (iii) trailing 12-month EBITDA, and (iv) EBITDA adjustments.

12.1.21 Background Checks. Administrative Agent has reviewed and is satisfied with background checks on certain key management and shareholders of the Loan Parties.

12.1.22 Opening Balances. After giving effect to the initial Loans on the Closing Date and the payment by Borrowers of all fees and expenses incurred in connection with this Agreement (with no payables stretched beyond their customary payment practices), (a) there are not Revolving Outstandings, and (b) the outstanding principal balance of the Term Loans does not exceed an amount equal to (i) trailing 12-month adjusted EBITDA for the period ending May 31, 2018, determined on a pro forma basis after giving effect to (A) the Related Transaction, (B) the funding of the initial Loans as provided under this Agreement, including the payment of all fees, costs, and expenses as set forth above, and (C) year-end and other adjustments reasonably satisfactory to Administrative Agent, multiplied by (c) 4.00.

12.1.23 Non-Compete and Support Agreements. Key management and certain shareholders of the Loan Parties identified by Administrative Agent have entered into employment or other agreements containing customary provisions, including, without limitation, non-compete, non-solicitation, and confidentiality, all on terms satisfactory to Administrative Agent.

12.1.24 Other. Administrative Agent has received all other documents reasonably requested by Administrative Agent or any Lender.

12.2 Conditions Precedent to all Loans. The obligation of each Lender to make each Loan is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements are true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is by its terms qualified by concepts of materiality, in which case that representation or warranty is true and correct in all respects) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case that representation or warranty is true and correct in all material respects or in all respects, as applicable, as of that earlier date); and

(b) no Default or Event of Default has occurred and is continuing.

12.2.2 Confirmatory Certificate. If requested by Administrative Agent or any Lender, Administrative Agent has received (in sufficient counterparts to provide one to Administrative Agent and each Lender) a certificate dated the date of the requested Loan and signed by a duly authorized representative of Borrower Representative as to the matters set out in Section 12.2.1 (it being understood that each request by Borrower Representative for the making of a Loan will be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of that Loan), together with such other documents as Administrative Agent or any Lender may reasonably request in support thereof.

12.3 Conditions Precedent to each Delayed Draw Term Loan. The obligation of each Lender to make each Delayed Draw Term Loan is subject to the following further conditions precedent that:

12.3.1 Use of Proceeds. Administrative Agent is satisfied in its sole discretion that Borrowers will use the proceeds of that Delayed Draw Term Loan on or about the requested borrowing date to fund a Permitted Acquisition and in accordance with Section 10.6.

12.3.2 Financial Tests. Administrative Agent has received evidence satisfactory to it that Borrowers are in compliance on a pro forma basis (determined after giving effect to (i) the Delayed Draw Term Loans to be made on requested borrowing date, (ii) the consummation of all related transactions to be consummated on or about the requested borrowing date (including the payment by Borrowers of all fees and expenses incurred in connection with the consummation of those related transactions), and (iii) year-end and other adjustments reasonably satisfactory to Administrative Agent) with the financial covenants set forth in Section 11.12 (recomputed for the most recent Fiscal Quarter for which financial statements have been delivered).

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following will constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five or more days, in the payment when due of any interest, fee or other amount payable by Borrowers under this Agreement or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default occurs under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and that default (a) consists of the failure to pay that Debt when due, whether by acceleration or otherwise, or (b) accelerates the maturity of that Debt or permits the holder or holders thereof, or any trustee or agent for any such holder or holders, to cause that Debt to become due and payable (or require any Loan Party to purchase or redeem that Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Material Contracts. Default in the payment when due, or in the performance or observance of, any Material Contract described in clause (c) of the definition thereof, after giving effect to any applicable notice, grace and cure periods.

13.1.4 Bankruptcy, Insolvency, etc. Any of the following occurs: (a) any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (b) any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for that Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; (c) in the absence of any such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; (d) any Insolvency Proceeding, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and that Insolvency Proceeding or proceeding (i) is not commenced by that Loan Party, (ii) is consented to or acquiesced in by that Loan Party, or (iii) remains for 45 days undismissed; or (e) any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents.

(a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5, 10.3(b), 10.5, 10.6, or Section 11.

(b) Failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of that failure described in this Section 13.1.5(b) for 30 or more days.

13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection with this Agreement is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans. Any of the following occurs: (a) any Person institutes steps to terminate a Pension Plan if as a result of that termination Holdings, any Borrower or any Subsidiary could be required to make a contribution to that Pension Plan, or could incur a liability or obligation to that Pension Plan, in excess of $200,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA with respect to Holdings, any Borrower or any Subsidiary; (c) the Unfunded Liability of all Pension Plans sponsored and maintained by any Borrower or any Subsidiary exceeds 20% of the Total Plan Liability for those plans, or (d) there occurs any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of that withdrawal (including any outstanding withdrawal liability that Holdings, any Borrower or any member of the Controlled Group have incurred on the date of that withdrawal) to which Holdings, any Borrower or any Subsidiary is reasonably expected to incur exceeds $500,000.

13.1.8 Judgments. One or more final judgments which exceed an aggregate of $500,000 are rendered against any Loan Party (not covered by insurance as to which the insurance company has acknowledged coverage, so long as that insurance is paid to Borrowers within 30 days of the rendering of those judgments) and have not been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of those judgments.

13.1.9 Invalidity of Loan Documents, etc. Any Loan Document ceases to be in full force and effect, or any Loan Party (except as such enforceability maybe limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally); (or any Person by, through, or on behalf of any Loan Party) contests in any manner the validity, binding nature, or enforceability of any Loan Document.

13.1.10 Change of Control. A Change of Control occurs.

13.1.11 Equity Cure Right. Notwithstanding the existence of a Default resulting from a financial covenant violation under Section 11.12, a cash equity contribution made to Holdings and by Holdings to the Company (which cash equity contribution shall not be made pursuant to the issuance of Disqualified Equity Interests), after the last day of the Financial Quarter with respect to which such financial covenant violation has occurred and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such Financial Quarter, will, at the written request of the Borrowers, be included in the calculation of EBITDA with respect to each applicable provision of Section 8.03 (applied to the last month of the Financial Quarter being tested for the purposes of determining compliance with the financial covenants under Section 11.12 at the end of such Financial Quarter and any subsequent period that includes such Financial Quarter (any such equity contribution, a “Specified Contribution”)); provided that (i) the aggregate amount of any Specified

Contributions will not be greater than the amount necessary to cause compliance with the covenants in Section 11.12, (iii) each Specified Contribution and the use of proceeds thereof will be disregarded for all other purposes under this Agreement (including, to the extent applicable, basket levels, pricing and other items governed by reference to EBITDA or that include EBITDA in the determination thereof in any respect); provided that any repayment of Debt with such proceeds shall be reflected in the calculation of covenants hereunder after such Specified Contribution is no longer reflected in the current calculations of EBITDA, (iv) no more than five such Specified Contributions may be made during the term of this Agreement, (v) Specified Contributions may not be made in two consecutive Fiscal Quarters, (vi) Specified Contributions may not be made more than twice in any four consecutive Fiscal Quarters and (vii) the aggregate amount of any Specified Contributions shall not exceed (A) $5,000,000 in any four consecutive Fiscal Quarters or (B) $10,000,000 in the aggregate after the Closing Date; provided that, from the date the Borrower shall have provided notice of its intent to cure (the “Notice to Cure”) until the earlier of 10 Business Days after delivery of the Notice to Cure and timely receipt of the Specified Contribution, no Default resulting solely from failure to comply with Section 11.12 shall be deemed to exist for any purpose under this Agreement. Upon timely receipt by the Borrower in cash of the Specified Contribution, the applicable Defaults shall be deemed waived and retroactively cured with the same effect as though there had been no failure to comply with the applicable financial covenants.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 occurs in respect of any Borrower, then the Commitments will immediately terminate and the Loans and all other Obligations under this Agreement will become immediately due and payable, all without presentment, demand, protest, or notice of any kind. If any other Event of Default occurs and is continuing, then Administrative Agent may (and, upon the written request of the Required Lenders shall) declare, in a written notice to Borrower Representative, the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations under this Agreement to be due and payable, whereupon the Commitments will immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations under this Agreement will become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest, or notice of any kind (other than as expressly provided for above in this sentence). Administrative Agent shall promptly advise Borrower Representative of any such declaration, but failure to do so will not impair the effect of any such declaration.

13.3 Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider will be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Administrative Agent in accordance with applicable law, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent, or other Person pursuant or under any insolvency laws, in each case subject to the following limitations: (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of any Credit Bid; (ii) the acquisition documents must be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights; (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws); and (iv) reasonable efforts must be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). For purposes of this Section 13.3, the term “Credit Bid” means an offer submitted by Administrative Agent (on behalf of the Lenders), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

SECTION 14 AGENCY.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates, and authorizes Administrative Agent to take any action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise any powers and perform any duties as are expressly delegated to it, as applicable, by the terms of this Agreement or any other Loan Document, together with all powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent will not have any duty or responsibility except those expressly set forth in this Agreement, nor will Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities are to be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent, as applicable. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, that term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 [Reserved].

14.3 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and is entitled to advice of counsel and other consultants or experts concerning all matters pertaining to those duties. Administrative Agent will not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation. None of Administrative Agent and its directors, officers, employees, and agents (a) will be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth in this Agreement as determined by a final, non-appealable judgment by a court of competent jurisdiction), or (b) will be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document (or the creation, perfection, or priority of any Lien or security interest therein), or for any failure of any Borrower or any other party to any Loan Document to perform its Obligations under this Agreement or under any other Loan Documents. Administrative Agent is not and will not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books, or records of any of the Loan Parties and their Subsidiaries and Affiliates.

14.5 Reliance. Administrative Agent may rely, and will be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants, and other experts selected by Administrative Agent. Administrative Agent will be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent first receives all advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which might be incurred by Administrative Agent by reason of taking or continuing to take any such action. Administrative Agent will in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and each such request and any action taken or failure to act pursuant thereto will be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement will be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent has received written notice from that Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. Administrative Agent will not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing that Event of Default or Default and stating that that notice is a “notice of default.” Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. Administrative Agent shall take all such actions with respect to each such Event of Default or Default as requested by the Required Lenders in accordance with Section 13, but unless and until Administrative Agent has received any such request, Administrative Agent may (but will not be required to) take any action, or refrain from taking any action, with respect to any Event of Default or Default as Administrative Agent deems advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, will be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers under this Agreement. Each Lender also represents to Administrative Agent that it will, independently and without reliance upon Administrative Agent and based on documents and information as it deems appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make all investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers. Except for notices, reports and other documents expressly required in this Agreement to be furnished to the Lenders by Administrative Agent, Administrative Agent will not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Borrower which may come into the possession of Administrative Agent.

14.8 Indemnification. Whether or not the transactions contemplated by this Agreement are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities, except that no Lender will be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders will be deemed to constitute gross negligence or willful misconduct for purposes of this Section 14.8. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to in this Agreement, to the extent that Administrative Agent is not reimbursed for any such expenses by or on behalf of Borrowers. The undertaking in this Section 14.8 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

14.9 Administrative Agent in Individual Capacities. Monroe Capital and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though Monroe Capital were not Administrative Agent under this Agreement and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to those activities, Monroe Capital or its Affiliates might receive information regarding Borrowers or their Affiliates (including information that is subject to confidentiality obligations in favor of any Borrower or any such Affiliate) and acknowledges that Administrative Agent will be under no obligation to provide any such information to them. With respect to their Loans (if any), Monroe Capital and its Affiliates have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Monroe Capital were not Administrative Agent, and the terms “Lender” and “Lenders” include Monroe Capital and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower Representative (which may not be unreasonably withheld or delayed), appoint from among the Lenders a successor Administrative Agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent under this Agreement, that successor agent will succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” will mean that successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent will be terminated. After any retiring Administrative Agent’s resignation under this Agreement as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Administrative Agent under this Agreement until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth in this Agreement, any action taken by Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Administrative Agent or Required Lenders of the powers set forth in this Agreement or therein, together with all other powers as are reasonably incidental thereto, will be authorized by, and binding upon, all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to do any and all of the following: (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon Payment in Full; (ii) upon property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement (including the release of any Guarantor in connection with any such disposition); or (iii) subject to Section 15.1, if approved in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on that Collateral which is permitted by Section 11.2(d)(i) or 11.2(d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower Representative in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.

14.12 Restriction on Actions by Lenders. Each Lender shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set-off against the Obligations, any amounts owing by that Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with that Lender. Each Lender shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may be taken by only Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

14.13 Administrative Agent May File Proofs of Claim.

14.13.1 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to any Loan Party (including any Insolvency Proceeding), Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as expressed in this Agreement or by declaration or otherwise and irrespective of whether Administrative Agent has made any demand on Borrowers) may, by intervention in any such proceeding or otherwise, do any and all of the following:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file any other documents as are necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5, and 15.17) allowed in any such proceedings; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

14.13.2 Any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such proceeding is hereby authorized by each Lender to make all payments to Administrative Agent and, in the event that Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5, and 15.17.

14.13.3 Nothing contained in this Agreement will be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, has any right, power, obligation, liability, responsibility, or duty under this Agreement other than, in the case of any Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified has or is deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action under this Agreement.

14.15 Protective Advances. Administrative Agent may, from time to time at any time that an Event of Default has occurred and is continuing, make all disbursements and advances (“Protective Advances”) that Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans and other Obligations or to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, costs, fees and expenses as described in Section 15.5. Protective Advances are repayable on demand and will be secured by the Collateral and bear interest at a rate per annum equal to the rate then applicable to Revolving Loans. The maximum aggregate amount of Protective Advances that Administrative Agent may make is $10,000,000. Protective Advances constitute Obligations under this Agreement and may be charged to the Loan Account in accordance with Section 7.1.2. No Protective Advance made by Administrative Agent and charged to the Loan Account will be deemed to constitute a Loan and no Lender will have any obligation to fund any amount to Administrative Agent as a result thereof. The Administrative Agent shall notify each Lender and the Borrower Representative in writing of each Protective Advance made by Administrative Agent, which notice must include a description of the purpose of that Protective Advance.

SECTION 15 GENERAL.

15.1 Waiver; Amendments.

(a) No amendment, modification, or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents will be effective unless it is in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated in this Agreement with respect thereto or, in the absence of any such designation as to any provision of this Agreement, by the Required Lenders. Any amendment, modification, waiver, or consent will be effective only in the specific instance and for the specific purpose for which given.

(b) The Agent Fee Letter may be amended, waived, consented to, or modified by the parties thereto.

(c) No amendment, modification, waiver, or consent may extend or increase the Commitment of any Lender without the written consent of that Lender.

(d) No amendment, modification, waiver, or consent may extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable under this Agreement without the written consent of each Lender directly affected thereby.

(e) No amendment, modification, waiver, or consent may reduce the principal amount of any Loan, the rate of interest thereon, or any fees payable under this Agreement without the consent of each Lender directly affected thereby (except (i) for periodic adjustments of interest rates and fees resulting from a change in the LIBOR Rate and the Base Rate as provided for in this Agreement, and (ii) that Required Lenders may rescind any increase in the interest rate under and in accordance with Section 4.1.3).

(f) No amendment, modification, waiver, or consent may do any of the following without the written consent of each Lender: (i) release any Borrower or any Guarantor from its obligations, other than as part of or in connection with any disposition permitted under this Agreement; (ii) release all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.11); (iii) change the definitions of Pro Rata Share or Required Lenders, any provision of this Section 15.1, any provision of Section 13.3, or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver, or consent.

(g) No provision of Sections 6.2.2, 6.3, or 7.2.2(b) with respect to the timing or application of mandatory prepayments of the Loans may be amended, modified, or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby.

(h) No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such may be amended, modified, or waived without the consent of Administrative Agent.

(i) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrowers to do any of the following: (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Commitments, the Term Loans, the Delayed Draw Term Loan Commitments, and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding any such additional credit facilities in any determination of the Required Lenders.

(j) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained is referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or one or more Persons reasonably acceptable to Administrative Agent may (but will not be required to) purchase from that Non-Consenting Lender, and that Non-Consenting Lenders shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or any such Person, all of the Loans and Commitments of that Non-Consenting Lender for an amount equal to the principal balance of all such Loans and Commitments held by that Non-Consenting Lender and all accrued interest, fees, expenses, and other amounts then due with respect thereto through the date of sale, which purchase and sale will be consummated pursuant to an executed Assignment Agreement.

15.2 Confirmations. Each Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under that Note.

15.3 Notices.

15.3.1 Generally. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices under this Agreement must be in writing (including facsimile transmission) and must be sent to the applicable party at its address shown on Annex B or at any other address as the receiving party designates, by written notice received by the other parties, as its address for that purpose. Notices sent by facsimile transmission will be deemed to have been given when sent; notices sent by mail will be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service will be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Administrative Agent will be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower Representative, and Borrowers shall hold harmless Administrative Agent and each other Lender from any loss, cost, or expense resulting from any such reliance.

15.3.2 Electronic Communications.

(a) Notices and other communications to any Lender under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, but the foregoing does not apply to notices to any Lender pursuant to Section 2.2 if that Lender has notified Administrative Agent and Borrower Representative that it is incapable of receiving notices under Section 2.2 by electronic communication. Administrative Agent or any of Holdings and Borrowers may, in its respective sole discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, and approval of any such procedures may be limited to particular notices or communications.

(b) Unless otherwise agreed by the sender and the intended recipient, (i) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); (ii) notices or communications posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that the notice or communication is available and identifying the website address therefor; and (iii) for both clauses (i) and (ii) of this Section 15.3.2(b), any notice, e-mail or other communication that is not sent during the normal business hours of the intended recipient will be deemed to have been sent at the opening of business on the next Business Day for the intended recipient.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, that determination or calculation will, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied, but if Borrower Representative notifies Administrative Agent that Borrowers wish to amend any covenant in Section 10 or 11.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of that covenant (or if Administrative Agent notifies Borrower Representative that the Required Lenders wish to amend Section 10 or 11.12 (or any related definition) for that purpose), then Borrowers’ compliance with that covenant will be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either the applicable notice under this Section 15.4 is withdrawn or the applicable covenant (or related definition) is amended in a manner satisfactory to Borrowers and the Required Lenders.

15.5 Costs, Expenses and Taxes. Each Borrower, jointly and severally, shall pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including, without limitation, Attorney Costs, Taxes and Other Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of IntraLinks (or other similar service), if applicable) of this Agreement, the other Loan Documents, and all other documents provided for in this Agreement or delivered or to be delivered under or in connection with this Agreement (including any amendment, supplement, or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby are consummated, including, without limitation, all out-of-pocket costs and expenses incurred pursuant to Section 10.2, and all reasonable out-of-pocket costs and expenses (including, without limitation, Attorney Costs, Taxes, and any Other Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring, or negotiations in respect thereof. In addition, each Loan Party shall pay, and shall save and hold harmless Administrative Agent and the Lenders from all liability for, any fees of Borrowers’ auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 will survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

15.6 Assignments; Participations.

15.6.1 Assignments.

(a) Any Lender may at any time assign to one or more assignees (any such Person, an “Assignee”) all or any portion of that Lender’s Loans and Commitments, with the prior written consent of Administrative Agent and, so long as no Event of Default exists, Borrower Representative (which consent of Borrower Representative may not be unreasonably withheld or delayed), but (i) no such consent of any kind is required for an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund, and (ii) no assignment may be made to (A) a Loan Party or an Affiliate of a Loan Party, (B) any of Sponsor and its Affiliates or (C) subject to clause (d) below, so long as the DQ List has been provided to all Lenders, unless the Borrower Representative shall otherwise consent in its sole discretion and except at any time that an Event of Default under Section 13.1.1 or Section 13.1.4 or (solely in the case of a breach of Section 11.12) 13.1.5 exists, any Disqualified Institution. Except as Administrative Agent otherwise agrees, any such assignment must be in a minimum aggregate amount equal to $500,000 (which minimum will be $200,000 if the assignment is to an Affiliate of the assigning Lender) or, if less, the remaining Commitment and Loans held by the assigning Lender. Borrowers and Administrative Agent will be entitled to continue to deal solely and directly with the assigning Lender in connection with the interests so assigned to an Assignee until Administrative Agent has received and accepted an effective assignment agreement in substantially the form of Exhibit C (an “Assignment Agreement”) executed, delivered, and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of that assignment Borrowers would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than Borrowers are then obligated to pay to the assigning Lender under that section (and if any assignment is made in violation of the foregoing, Borrowers will not be required to pay any such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 will be treated as the sale of a participation under Section 15.6.2. Borrower Representative will be deemed to have granted its consent to any assignment requiring its consent under this Agreement unless Borrower Representative has expressly objected to that assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) the Assignee will be deemed automatically to have become a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to that Assignee pursuant to the Assignment Agreement, will have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to that Assignment Agreement, will be released from its rights (other than its indemnification rights) and obligations under this Agreement. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) one or more Notes in accordance with Section 3.1 to reflect the amounts assigned to that Assignee and the amounts, if any, retained by the assigning Lender. Each such Note will be dated the effective date of the applicable assignment. Upon receipt by Administrative Agent of any such Note, the assigning Lender shall return to Borrower Representative any applicable prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.6.1 will not apply to any such pledge or assignment of a security interest. No such pledge or assignment of a security interest will release a Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for that Lender as a party to this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (a) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(e) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower Representative and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same. The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to

Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests under this Agreement (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) that Lender’s obligations under this Agreement will remain unchanged for all purposes; (b) Borrowers and Administrative Agent shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement; and (c) all amounts payable by Borrowers will be determined as if that Lender had not sold that participation and will be paid directly to that Lender. No Participant will have any direct or indirect voting rights under this Agreement except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which that Lender enters into with any Participant. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant will be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, but that right of set-off is subject to the obligation of each Participant to share with the Lenders, and the Lenders shall share with each Participant, as provided in Section 7.5. Participants will be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (but on the date of the participation no Participant will be entitled to any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender on that date if no participation had been sold, and each Participant must comply with Section 7.6.5 as if it were an Assignee). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.7 Register. Administrative Agent shall maintain, and deliver a copy to Borrower Representative upon written request, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether that Lender is the original Lender or the Assignee. No assignment will be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register will be conclusive, absent manifest error, as to the ownership of the interests in the Loans. Administrative Agent will not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. It is the intention that the Loans and Commitments be treated as registered obligations and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, and that the right, title, and interest of the Lenders in and to those Loans and Commitments be transferable only in accordance with the terms of this Agreement.

15.8 GOVERNING LAW. This Agreement and each Note is a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within that state, without regard to conflict-of-laws principles.

15.9 Confidentiality. As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender shall use commercially reasonable efforts (equivalent to the efforts Administrative Agent or that Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose any information as follows: (a) to Persons employed or engaged by Administrative Agent or that Lender or that Lender’s Affiliates or Approved Funds in evaluating, approving, structuring, or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose any such information to Persons employed or engaged by them as described in clause (a) of this Section 15.9); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or that Lender to be compelled by any court decree, subpoena, or legal or administrative order or process, but Administrative Agent or that Lender, as applicable, shall (i) use reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by that requirement, request, court decree, subpoena, or legal or administrative order or process, and (ii) disclose only that portion of the confidential information as Administrative Agent or that Lender reasonably believes, or as counsel for Administrative Agent or that Lender, as applicable, advises Administrative Agent or that Lender, that it must disclose pursuant to that requirement; (d) as Administrative Agent or that Lender reasonably believes, or on the advice of Administrative Agent’s or that Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or that Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to that Lender; (g) to any Affiliate of Administrative Agent or any Lender who provides or might provide Bank Products to the Loan Parties; (h) to that Lender’s independent auditors and other professional advisors as to which that information has been identified as confidential; or (i) if that information ceases to be confidential through no fault of Administrative Agent or any Lender. Notwithstanding the foregoing, Borrowers consent to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement, or other similar agreement between any Borrower and any Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, then this Section 15.9 will supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10 Severability. Whenever possible each provision of this Agreement is to be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.

15.11 Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed in this Agreement or in any other Loan Document are in addition to and not in limitation of those provided by applicable law. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right, remedy, power, or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior or contemporaneous agreements and understandings of all such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.2) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs, or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.

15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission will constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders will be deemed to be originals.

15.14 Successors and Assigns. This Agreement binds Borrowers, the Lenders, Administrative Agent, and their respective successors and assigns and will inure to the benefit of Borrowers, the Lenders, and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person is or is intended to be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

15.16 Customer Identification—USA Patriot Act Notice. Each Lender and Monroe Capital (each for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow that Lender or Monroe Capital, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

15.17 INDEMNIFICATION BY LOAN PARTIES. In consideration of the execution and delivery of this Agreement by Administrative Agent and the Lenders and the agreement to extend the Commitments provided under this Agreement, each of Holdings and each Borrower hereby agrees to indemnify, exonerate, and hold harmless Administrative Agent, each Lender and each of the officers, directors, employees, Affiliates, agents, and Approved Funds of Administrative Agent and each Lender (each, a “Lender Party”) from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets (including the Related Transaction) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans; (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Loan Party; (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon; (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (e) the execution, delivery, performance, or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, in each case except for any such Indemnified Liabilities arising on account of the applicable Lender Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing undertaking is unenforceable for any reason, each of Holdings and each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 will survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release, or discharge of, any or all of the Collateral Documents and termination of this Agreement.

15.18 Non-Liability of Lenders.

(a) The relationship between Borrowers on the one hand and the Lenders and Administrative Agent on the other hand is solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each of Holdings and each Borrower agrees, on behalf of itself and each other Loan Party, that neither Administrative Agent nor any Lender has any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that those losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

(b) No Lender Party will be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Lender Party will have any liability with respect to, and each of Holdings and each Borrower, on behalf of itself and each other Loan Party, hereby waives, releases, and agrees not to sue for, any special, punitive, exemplary, indirect, or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19 FORUM SELECTION AND CONSENT TO JURISDICTION. Any litigation based hereon, or arising out of, under, or in connection with this Agreement or any other Loan Document, will be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York, but nothing in this Agreement will be deemed or operate to preclude Administrative Agent from bringing suit or taking other legal action in any other jurisdiction. Each of Holdings and each Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above. Each of Holdings and each Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Each of Holdings and each Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection that it now has or hereafter might have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

15.20 WAIVER OF JURY TRIAL. Each Borrower, Holdings, Administrative Agent, and each Lender hereby waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, any Note, any other Loan Document, and any amendment, instrument, document, or agreement delivered or which might in the future be delivered in connection with this Agreement or therewith or arising from any lending relationship existing in connection with any of the foregoing, and agrees that any such action or proceeding will be tried before a court and not before a jury.

15.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in that EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

15.22 Notice of Certain Refinancings. Borrower Representative and each applicable Lender that is not Monroe Capital or an Affiliate of Monroe Capital shall give Administrative Agent at least 10 Business Days’ prior written notice of an intended Payment in Full, in whole or in part, with the proceeds of any refinancing credit facility or replacement credit facility in which that Lender is a lender, the administrative agent, or a lead arranger on the closing date of that facility.

SECTION 16 JOINT AND SEVERAL LIABILITY

16.1 Applicability of Terms. Each Borrower and each Person comprising a Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements, and other terms contained in this Agreement are applicable to and binding upon each Person comprising a Borrower unless expressly otherwise stated in this Agreement.

16.2 Joint and Several Liability. Each Borrower is jointly and severally liable for all of the Obligations of each other Borrower, regardless of which Borrower actually receives the proceeds or other benefits of the Loans or other extensions of credit under this Agreement or the manner in which Borrowers, Administrative Agent, or any Lender accounts therefor in their respective books and records.

16.3 Benefits and Best Interests. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by each other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Loans and other credit extensions under this Agreement and the other Loan Documents which would not have been available to any Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated under this Agreement, with the credit support of each other Borrower as contemplated by this Agreement and the other Loan Documents.

16.4 Accommodations. Each of Administrative Agent and the Lenders have advised each Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection with this Agreement (a) because of the desirability to each Borrower of the credit facilities under this Agreement and the interest rates and the modes of borrowing available under this Agreement and under those other documents; (b) because each Borrower might engage in transactions jointly with other Borrowers; and (c) because each Borrower might require, from time to time, access to funds under this Agreement for the purposes set forth in this Agreement. Each Borrower, individually, expressly understands, agrees, and acknowledges that the credit facilities contemplated under this Agreement would not be made available on the terms of this Agreement in the absence of the collective credit of all the Borrowers, and the joint and several liability of all the Borrowers. Accordingly, each Borrower acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers, as a whole, constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any one Borrower.

16.5 Maximum Amount. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower under this Agreement and under the other Loan Documents invalid or unenforceable, that Person’s obligations under this Agreement and under the other Loan Documents will be limited to the maximum amount that does not result in any such invalidity or unenforceability, but each Borrower’s obligations under this Agreement and under the other Loan Documents will be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 16 were not a part of this Agreement.

16.6 Joint Liability Payments. To the extent that any Borrower makes a payment under this Section 16 of all or any of the Obligations (a “Joint Liability Payment”) that, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount that Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by those Joint Liability Payments in the same proportion that that Person’s Allocable Amount (as determined immediately prior to those Joint Liability Payments) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of those Joint Liability Payments, then, following payment in full in cash of the Obligations (other than contingent indemnification Obligations not then asserted) and the termination of the Commitments, that Borrower will be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of that excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to the applicable Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower is equal to the maximum amount of the claim that could then be recovered from that Borrower under this Section 16 without rendering that claim voidable or avoidable under § 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law.

16.7 Financial Condition. Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of each other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by each other Borrower of its Obligations, and each Borrower agrees that neither Administrative Agent nor any Lender has or will have any duty to advise that Borrower of information known to Administrative Agent or any Lender regarding any such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Administrative Agent nor any Lender will be under any obligation to update any such information or to provide any such information to that Borrower or any other Person on any subsequent occasion.

16.8 Administrative Agent Authorizations. Subject to Section 15.1, Administrative Agent is hereby authorized to, at any time and from time to time, to do any and all of the following: (a) in accordance with the terms of this Agreement, renew, extend, accelerate, or otherwise change the time for payment of, or other terms relating to, Obligations incurred by any Borrower or any other Loan Party, otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower or any other Loan Party and delivered to Administrative Agent or any Lender; (b) accept partial payments on an Obligation incurred by any Borrower; (c) take and hold security or collateral for the payment of an Obligation incurred by any Borrower under this Agreement or for the payment of any guaranties of an Obligation incurred by any Borrower or other liabilities of any Borrower and exchange, enforce, waive, and release any such security or collateral; (d) apply any such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, determines; and (e) settle, release, compromise, collect, or otherwise liquidate an Obligation incurred by any Borrower and any security or collateral therefor in any manner, without affecting or impairing the obligations of any other Borrower. In accordance with the terms of this Agreement, Administrative Agent has the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and any such determination will be binding on each Borrower. In accordance with the terms of this Agreement, all such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of an Obligation incurred by any Borrower as Administrative Agent determines in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower. Nothing in this Section 16 modifies any right of any Borrower or any Lender to consent to any amendment or modification of this Agreement or the other Loan Documents in accordance with the terms hereof or thereof.

16.9 Unconditional Obligations. Each Borrower hereby agrees that, except as otherwise expressly provided in this Agreement, its obligations under this Agreement are and will be unconditional, irrespective of (a) the absence of any attempt to collect an Obligation incurred by any Borrower from any Borrower or any guarantor or other action to enforce the same; (b) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for an Obligation incurred by any Borrower; (c) any Insolvency Proceeding by or against any Borrower or any other Loan Party, or Administrative Agent’s or any Lender’s election in any such proceeding of the application of § 1111(b)(2) of the Bankruptcy Code; (d) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under § 364 of the Bankruptcy Code; (e) the disallowance, under § 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of an Obligation incurred by any Borrower; or (f) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor unless that legal or equitable discharge or defense is that of a Borrower in its capacity as a Borrower.

16.10 Notices. Any notice given by Borrower Representative under this Agreement will constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent or any Lender to Borrower Representative under this Agreement or pursuant to any other Loan Documents in accordance with the terms of this Agreement or of any applicable other Loan Document will constitute notice to each Borrower. The knowledge of any Borrower will be imputed to all Borrowers and any consent by Borrower Representative or any Borrower will constitute the consent of, and will bind, all Borrowers.

16.11 No Impairment of Obligations or Limitation of Liability. This Section 16 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 16 is intended to or will impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section 16 limits the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees, and expenses with respect thereto for which that Borrower is primarily liable.

16.12 Rights of Contribution and Indemnification. The parties to this Agreement acknowledge that the rights of contribution and indemnification under this Section 16 constitute assets of each Borrower to which any such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section 16 will be exercisable upon the full and payment of the Obligations and the termination of the Commitments.

16.13 Subrogation. No payment made by or for the account of a Borrower, including, without limitation, (a) a payment made by that Borrower on behalf of an Obligation of another Borrower or (b) a payment made by any other Person under any guaranty, will entitle that Borrower, by subrogation or otherwise, to any payment from that other Borrower or from or out of property of that other Borrower and that Borrower shall not exercise any right or remedy against that other Borrower or any property of that other Borrower by reason of any performance of that Borrower of its joint and several obligations under this Agreement, until, in each case, the termination of the Commitments and payment in full of all Obligations (other than contingent indemnification Obligations not then asserted).

SECTION 17 APPOINTMENT OF BORROWER REPRESENTATIVE.

17.1 Appointment. Each Borrower hereby irrevocably (until Payment in Full or a change pursuant to Section 17.4) appoints and constitutes Borrower Representative as its agent to request and receive the proceeds of advances in respect of the Loans (and to otherwise act on behalf of that Borrower pursuant to this Agreement and the other Loan Documents) from the Lenders in the name or on behalf of that Borrower. Administrative Agent may disburse those proceeds to the bank account of Borrower Representative (or any other Borrower) without notice to any other Borrower or any other Loan Party.

17.2 Additional Appointments. Each Borrower hereby irrevocably (until Payment in Full or a change pursuant to Section 17.4) appoints and constitutes the Borrower Representative as its agent to (a) receive statements of account and all other notices from Administrative Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, (b) execute and deliver Compliance Certificates and all other notices, certificates and documents to be executed and/or delivered by any Borrower under this Agreement or the other Loan Documents; and (c) otherwise act on behalf of that Borrower pursuant to this Agreement and the other Loan Documents.

17.3 Reliance. The authorizations contained in this Section 17 are coupled with an interest and are irrevocable until Payment in Full or a change pursuant to Section 17.4, and Administrative Agent may rely on any notice, request, information supplied by the Borrower Representative, every document executed by the Borrower Representative, every agreement made by the Borrower Representative or other action taken by the Borrower Representative in respect of any Borrower or other Loan Party as if the same were supplied, made or taken by that Borrower or Loan Party. Without limiting the generality of the foregoing, the failure of one or more Borrowers or other Loan Parties to join in the execution of any writing in connection with this Agreement will not relieve any Borrower or other Loan Party from obligations in respect of that writing.

17.4 Termination or Change of Borrower Representative. No purported termination of or change in the appointment of Borrower Representative as agent will be effective without the prior written consent of Administrative Agent.

[Signature pages follow]

The parties are signing this Credit Agreement as of the date stated in the introductory clause.

DIGITAL MEDIA SOLUTIONS HOLDINGS,LLC, as Holdings

By:	/s/ Joseph Marinucci
Name:	Joseph Marinucci
Title:	Manager

DIGITAL MEDIA SOLUTIONS, LLC, as a Borrower

By:	/s/ Joseph Marinucci
Name:	Joseph Marinucci
Title:	CEO

MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Administrative Agent

By:
Name:
Title:

Signature page to Credit Agreement

The parties are signing this Credit Agreement as of the date stated in the introductory clause.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC, as Holdings

By:
Name:
Title:

DIGITAL MEDIA SOLUTIONS , LLC, as a Borrower

By:
Name:
Title:

MONROE CAPITAL MANAGEMENT ADVISORS, LLC, as Administrative Agent

By:	/s/ Gerry Burrows
Name:	Gerry Burrows
Title:	Managing Director

Signature page to Credit Agreement

LENDERS:

MONROE CAPITAL PRIVATE CREDIT FUND II LP

By: MONROE CAPITAL PRIVATE CREDIT FUND II LLC, its general partner

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

MONROE CAPITAL PRIVATE CREDIT FUND III LP

By: MONROE CAPITAL PRIVATE CREDIT FUND II LLC, its general partner

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

MONROE PRIVATE CREDIT FUND A LP

By: MONROE PRIVATE CREDIT FUND A LLC, its general partner

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

Signature page to Credit Agreement

MONROE CAPITAL PRIVATE CREDIT FUND I LP

By: MONROE CAPITAL PRIVATE CREDIT FUND I LLC, its general partner

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

MONROE CAPITAL MML CLO 2016-1, LTD.

By: MONROE CAPITAL MANAGEMENT LLC, as Collateral Manager Attorney-in Fact

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

MONROE CAPITAL MML CLO 2017-1, LTD.

By: MONROE CAPITAL MANAGEMENT LLC, as Collateral Manager Attorney-in Fact

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

MONROE CAPITAL MML CLO VI, LTD.

By: MONROE CAPITAL MANAGEMENT LLC, as Asset Manager and Attorney-in-fact

By:	/s/ Jack Bernstein
Name:	Jack Bernstein
Title:	Assistant Vice President

Signature page to Credit Agreement

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment	Pro Rata Share	Term A Loan Commitment	Pro Rata Share	Delayed Draw Term Loan Commitment	Pro Rata Share	Total Commitment	Pro Rata Share
Monroe Capital Private Credit Fund II LP	$1,379,310.34	27.59%	$24,000,000.00	24.00%	$3,600,000.00	24.00%	$28,979,310.34	24.14%
Monroe Capital Private Credit Fund III LP	$1,379,310.34	27.59%	$24,000,000.00	24.00%	$3,600,000.00	24.00%	$28,979,310.34	24.14%
Monroe Private Credit Fund A LP	$1,379,310.34	27.59%	$24,000,000.00	24.00%	$3,600,000.00	24.00%	$28,979,310.34	24.14%
Monroe Private Credit Fund I LP	$862,068.97	17.24%	$15,000,000.00	15.00%	$2,200,000.00	14.67%	$18,062068.97	15.05%
Monroe Capital CLO 2016-1	$0.00	0.00%	$4,333,333.33	4.33%	$666,666.67	4.44%	$5,000,000	4.17%
Monroe Capital CLO 2017-1	$0.00	0.00%	$4,333,333.33	4.33%	$666,666.67	4.44%	$5,000,000	4.17%
Monroe Capital CLO VI	$0.00	0.00%	$4,333,333.33	4.33%	$666,666.67	4.44%	$5,000,000	4.17%

TOTALS	$5,000,000	100.0000000%	$100,000,000	100.0000000%	$15,000,000	100.0000000%	$120,000,000	100.0000000%

Annex A to Credit Agreement